As filed with the Securities and Exchange Commission on August 18, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1311	33-0430755
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

700 Milam, Suite 3100

Houston, Texas 77002

(832) 239-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John F. Wombwell

Executive Vice President of Administration, Secretary and General Counsel

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (832) 239-6000

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Michael E. Dillard, P.C.

Julien R. Smythe, Esq.

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Telephone: (713) 220-5800

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7 1/8% Series B Senior Notes due 2014	$250,000,000	100%	$250,000,000	$31,675.00
Guarantees of 7 1/8% Series B Senior Notes due 2014(2)	—	—	—	None(3)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).
(2)	Each subsidiary of Plains Exploration & Production Company that is listed on the table of Additional Subsidiary Registrant Guarantors on the following page will guarantee the notes being registered hereby.
(3)	Pursuant to Rule 457(n), no separate consideration will be received for the Guarantees and, therefore, no additional registration fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Additional Subsidiary Registrant Guarantors

Exact Name of Registrant Guarantor (1)	State or other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Arguello Inc.	Delaware	76-0608465
Nuevo Ghana Inc.	Delaware	76-0527372
Nuevo International Inc.	Delaware	76-0577836
Nuevo Offshore Company	Delaware	01-0628961
Nuevo Permian Inc.	Delaware	91-2116322
Nuevo Permian Limited Partnership	Texas	75-2836792
Nuevo Resources Inc.	Delaware	75-2778316
Nuevo Texas Inc.	Delaware	75-2744301
Pacific Interstate Offshore Company	California	95-3685016
Plains E&P Company	Delaware	74-3050622
Plains Resources International Inc.	Delaware	76-0040974
PMCT Inc.	Delaware	76-0410281
PXP Gulf Coast Inc.	Delaware	01-0770800

(1)	The address for each Registrant Guarantor is 700 Milam, Suite 3100, Houston, Texas 77002, and the telephone number at that address is (832) 239-6000.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 18, 2004

Prospectus

PXP

PLAINS EXPLORATION & PRODUCTION COMPANY

$250,000,000

Offer to Exchange

7 1/8% Series B Senior Notes Due 2014

for any and all

outstanding 7 1/8% Series A Senior Notes due 2014

CUSIP: 726505AA8 and U72597AC8

The exchange offer expires at 5:00 p.m., New York City time, on     •            , 2004 unless we extend the offer. We do not currently intend to extend the exchange offer.

•	We are offering to exchange up to $250,000,000 aggregate principal amount of new 7 1/8% Series B senior notes due 2014, which we call the Series B notes, which will be freely transferable, for any and all outstanding 7 1/8% Series A senior notes due 2014, which we call the Series A notes, issued in a private offering on June 30, 2004 and which have certain transfer restrictions. In this prospectus, we sometimes refer to the Series A notes and the Series B notes collectively as the notes.
•	The terms of the Series B notes are substantially identical to the terms of the Series A notes, except that the Series B notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.
•	We will exchange all Series A notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of the Series B notes that have been registered.
•	You may withdraw tenders of Series A notes at any time prior to expiration of the exchange offer.
•	We will not receive any proceeds from the exchange offer.
•	The exchange of Series A notes for Series B notes will not be a taxable event for United States federal income tax purposes.
•	Holders of Series A notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.
•	Series A notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but except under certain circumstances, will have no further exchange or registration rights.
•	The Series B notes, together with any Series A notes not exchanged in the exchange offer, will constitute a single class of debt securities under the indenture.
•	The notes are eligible for trading in the Private Offering, Resales and Trading Automatic Linkages (PORTAL) MarketSM.

Please see “ Risk Factors” beginning on page 16 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

The date of this prospectus is     •            , 2004.

In deciding whether to exchange your Series A notes, you should rely only upon the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to exchange the Series B notes for the Series A notes in any jurisdiction where such exchange is not permitted. You should assume the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or as of the date of the incorporated document, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus and the documents incorporated herein by reference are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption “Risk Factors,” as well as the following:

•	uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

•	unexpected difficulties in integrating operations as a result of any significant acquisitions, including the recent acquisition of Nuevo Energy Company;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and gas price fluctuations;

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance; and

•	general economic, market or business conditions.

All forward-looking statements in this prospectus are made as of the date hereof, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus and the documents incorporated herein by reference. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material.

ii

SUMMARY

This summary highlights important information about our business and about this exchange offer. This summary is not complete and does not contain all information that may be important to you. We urge you to read all of the information contained or incorporated by reference in this prospectus carefully, including the “Risk Factors” section and the documents we incorporate by reference in this prospectus.

As used in this prospectus, unless the context otherwise requires or indicates, references to “the Company,” “we,” “our,” and “us” refer to Plains Exploration & Production Company and its subsidiaries, and for periods prior to the merger with Nuevo Energy Company, or Nuevo, on May 14, 2004, these terms refer to Plains Exploration & Production Company and its subsidiaries other than Nuevo and its subsidiaries except as otherwise provided herein. References to “PXP” refer to Plains Exploration & Production Company and not its subsidiaries. References to the notes refer collectively to the Series A notes previously issued and the Series B notes offered hereby for exchange. Substantially all of our current and future domestic restricted subsidiaries will guarantee all of our obligations under the notes. References to “on a pro forma basis” mean on a pro forma basis, giving effect to the Company’s disposition of its Congo operations, its $75 million offering of 8 3/4% Senior Subordinated Notes due 2012 in May 2003, its merger with 3TEC Energy Corporation, or 3TEC, in June 2003, the merger with Nuevo, and the various recapitalization transactions described on page 3. Please see page 91 for a glossary of oil and gas terms we use in this document.

Our Company

We are an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploiting and producing oil and gas properties in the United States. We own oil and gas properties in six states with principal operations in:

•	the Los Angeles, San Joaquin, Santa Maria and Ventura Basins onshore and offshore California;

•	the Gulf Coast Basin onshore and offshore Louisiana;

•	the East Texas Basin in east Texas and north Louisiana; and

•	the Permian Basin in Texas.

Assets in our principal focus areas include mature properties with long-lived reserves and significant development and exploitation opportunities as well as newer properties with development, exploitation and exploration potential. We have historically hedged portions of our oil and gas production to manage our exposure to commodity price risk.

Our Strengths

We believe we have the following strengths:

Focused Asset Base with Long Reserve Life. We believe that the majority of Nuevo’s assets and operations are complementary to our core areas of onshore and offshore California. We expect this to facilitate integrating Nuevo and the realization of anticipated synergies and cost savings as a result. We expect to spend between $115 million and $125 million for capital expenditures for the six months ending December 31, 2004.

On a pro forma basis at December 31, 2003, we have a reserve life of approximately 15 years and a proved developed reserve life of approximately 11 years. We believe our long-lived, low production decline reserve base combined with our active hedging strategy should provide us with relatively stable and recurring cash flow. As of December 31, 2003 and based on year-end 2003 spot market prices of $32.52 per Bbl of oil and $5.97 per Mcf of gas, our pro forma reserves had a PV-10 of $3.3 billion and a standardized measure of $2.3 billion.

Large Exploitation and Development Inventory. We have a large inventory of projects in our core areas that we believe will support our exploitation and development activity. Over the last three years, we have achieved a high success rate on these types of projects, drilling a total of 403 development wells with a 99% success rate. In addition, we have completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last three years have been additions to proved reserves, including reserves added through acquisition activities, totaling 96 MMBOE, or approximately 317% of cumulative net production for this period. Reserve replacement costs, including acquisitions, have averaged approximately $6.97 per BOE for the same period.

Improved Financial Profile and Flexibility. An overall increase in size has enhanced our investment and risk profile. This increase in size provides us with lower financing costs, thus better positioning us to fund future growth opportunities. Finally, our increased capital efficiency both from an internal cash flow and external capital raising standpoint allows us to focus on those opportunities and projects that have the potential for greater returns on capital employed than either the Company or Nuevo could have achieved on an individual basis.

Proven Management Team. Our executive management team has an average of over 20 years of experience in the oil and gas industry. Our Chief Executive Officer is James C. Flores, who was Co-founder and Chairman of Ocean Energy, Inc., an oil and gas company, from inception until January 2000 and, at various times, President and Chief Executive Officer from 1992 until March 1999. He served as Vice Chairman from January 2000 until January 2001. Our executive management is supported by a core team of technical and operating managers who have many years of experience in the oil and gas industry.

Proven Technical Team with Access to Technological Resources. We have significant expertise with regard to various energy technologies, including 3-D seismic interpretation capabilities, enhanced oil recovery, offshore drilling, deep onshore drilling, and other exploration, production and processing technologies. Our employees have complementary technical, operating and management skills which have enhanced our ability to acquire, explore for, develop and exploit oil and gas reserves, both onshore and offshore.

Our Strategy

Our strategy is centered on generating higher returns on our capital employed through growing oil and gas production while reducing all-in per unit costs. Our strategy is to continue (1) exploiting, developing and exploring our existing asset base, (2) to maintain our long-term hedging program and (3) make opportunistic acquisitions.

Continue Exploitation, Development and Exploration of Asset Base. We expect to continue our strong reserve and production growth through the exploitation and development of our existing inventory of projects in each of our primary operating areas. To complement the exploitation and development activities, we expect to continue to expand on our success in exploratory drilling by taking advantage of our exploratory projects in South Louisiana and Texas. To implement the plans, we will focus on:

•	allocating investment capital prudently after rigorous evaluation;

•	optimizing production practices;

•	realigning and expanding injection processes;

•	performing stimulations, recompletions, artificial lift upgrades and other operating margin and reserve enhancements;

•	focusing geophysical and geological talent;

•	employing modern seismic applications;

•	establishing land and prospect inventory practices to reduce costs; and

•	using new technology applications in drilling and completion practices.

Maintain Long-Term Hedging Program. We plan to continue managing our exposure to commodity price fluctuations by actively hedging significant portions of our oil and gas production through the use of swaps, collars and purchased puts and calls. The level of hedging activity depends on our view of market conditions, available hedge prices and our operating strategy. Under our hedging program, we typically hedge up to 70-75% of our production for the current year, up to 40-50% of our production for the next year and up to 25%-40% of our production for the following year. We may hedge to the higher end of the range depending on attractive price levels and expected capital spending requirements.

Make Opportunistic Acquisitions. We believe that independent exploration and production companies will likely continue to merge and consolidate in the future and attractive property acquisition opportunities should become available in our core areas of the Gulf Coast, California and Texas. We have enhanced our ability to pursue these future consolidation opportunities by creating a larger, more efficient and scaleable growth platform with investment characteristics more attractive to capital providers. Our management believes that our enhanced size, in addition to our stronger financial profile, allows us to pursue consolidation opportunities on a more effective basis than either the Company or Nuevo could have pursued on an individual basis.

With a long-lived, low production decline reserve base combined with an active hedging strategy and a large inventory of low-risk drilling opportunities, we believe we are positioned to achieve our corporate strategy and continue to generate steady and predictable growth.

Recent Developments

Merger with Nuevo Energy Company

On May 14, 2004, we acquired Nuevo Energy Company, or Nuevo, in a stock-for-stock transaction. In the acquisition of Nuevo, each outstanding share of Nuevo common stock was converted into 1.765 shares of PXP common stock. Nuevo became a wholly owned subsidiary of PXP immediately after the merger but was merged into PXP on August 5, 2004. The transaction required the issuance of approximately 36.5 million additional PXP common shares, resulting in total shares outstanding of approximately 77.0 million, plus the assumption of $254.0 million in net debt (as of May 14, 2004) and $115.0 million of 5.75% Convertible Subordinated Debentures, or TECONS. The combination of the Company and Nuevo created the largest independent oil and gas producer in California. Our total market capitalization was $1.4 billion based on a closing price of our common stock of $17.56 on June 7, 2004. Based on the midpoint of the guidance range that we issued for the six months ending December 31, 2004, during that period our combined production is expected to average approximately 80.5 MBOE per day.

Recapitalization Transactions

In connection with our acquisition of Nuevo, we undertook a series of steps described below to refinance a portion of our and all of Nuevo’s outstanding debt. In this document, we call the following transactions, together with the sale of the Series A notes, the termination of Nuevo’s existing credit facility, the amendment of PXP’s credit facility and borrowings under that credit facility, the “Recapitalization Transactions.” The Recapitalization Transactions were consummated substantially at the same time. As a result of the Recapitalization Transaction we recognized a $19.7 million loss on the early extinguishment of debt in the second quarter of 2004.

Consent Solicitation and Tender Offer for Nuevo’s 9 3/8% Senior Subordinated Notes due 2010. On May 17, 2004, Nuevo commenced a cash tender offer for any and all of its outstanding 9 3/8% Senior Subordinated Notes due 2010, or the 9 3/8% notes. Nuevo had $150.0 million principal amount of 9 3/8% notes outstanding. Concurrently with the tender offer, Nuevo solicited consents from the holders of the 9 3/8% notes to amend the indenture under which the 9 3/8% notes were issued.

The consent solicitation expired on May 27, 2004, at which time Nuevo received sufficient consents from holders of the 9 3/8% notes to approve the proposed amendments to the indenture governing the 9 3/8% notes. The tender offer expired on Monday, June 28, 2004, at which time, Nuevo purchased $150.0 million 9 3/8% notes for $1,150.08 per $1,000 principal amount of 9 3/8% notes, which amount is comprised of the tender offer price of $1,107.16, plus accrued and unpaid interest through June 29, 2004 of $22.92, plus the consent payment of $20.00. We used borrowings under Nuevo’s credit facility to fund the total consideration payable in connection with the tender for the 9 3/8% notes.

Redemption of TECONS. On May 28, 2004, Nuevo gave notice of its intent to redeem all outstanding $118.0 million aggregate principal amount of its 5.75% Convertible Subordinated Debentures due December 15, 2026, or the TECON Debentures, the proceeds of which were used by Nuevo’s wholly-controlled financing trust to redeem all of the trust’s outstanding $115.0 million of TECONS, which are publicly held, and all outstanding $3.0 million of $2.875 Common Securities held by Nuevo. The redemption occurred on June 29, 2004 at an aggregate price equal to 101.726% of their state principal amount plus accrued and unpaid distributions there through June 30, 2004. We used borrowings under Nuevo’s credit facility to fund payment of the redemption price for the TECON Debentures.

Consent Solicitation for Our 8 3/4% Senior Subordinated Notes

On June 8, 2004, we commenced a consent solicitation relating to our 8 3/4% Senior Subordinated Notes due 2012, or the 8 3/4% notes. We solicited consents from the holders of these notes to amend the indenture under which the 8 3/4% notes were issued to make certain provisions generally more consistent with the indenture under which the notes were issued. The consent solicitation expired on June 18, 2004 and, having received the requisite consents, we executed an amended and restated indenture governing the 8 3/4% notes, reflecting among other things, the changes for which consent was requested from the bond holders. We paid a consent payment of $7.50 per $1,000 of principal amount to holders of the 8 3/4% notes for a total consent payment of $2.1 million.

Revolving Credit Facility

We have amended our three-year, $500.0 million senior revolving credit facility with a group of lenders. The credit facility provides for a borrowing base of $650 million that will be redetermined on a semi-annual basis and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors. The credit facility, which has commitments for up to $500 million in borrowings, matures on April 7, 2007. To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

THE EXCHANGE OFFER

You are entitled to exchange in the exchange offer your outstanding Series A notes for Series B notes with substantially identical terms. You should read the discussion under the heading “Description of Notes” beginning on page 38 for further information regarding the Series B notes.

Registration Rights Agreement

On June 30, 2004 we sold $250.0 million in aggregate principal amount of Series A notes to Lehman Brothers Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp. and Harris Nesbitt Corp., as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with the sale of the Series A notes, we entered into a registration rights agreement with the initial purchasers which grants the holders of the Series A notes exchange and registration rights. This exchange offer satisfies those exchange rights.

The Exchange Offer

We are offering to exchange $1,000 principal amount of Series B notes for each $1,000 principal amount of Series A notes. As of the date of this prospectus, $250.0 million aggregate principal amount of the Series A notes are outstanding. We will issue Series B notes to holders promptly following the Expiration Date.

Expiration Date

The exchange offer expires at 5:00 p.m., New York City time on                     , 2004 unless we extend the exchange offer in our sole discretion, in which case the term “Expiration Date” means the latest date and time to which the exchange offer is extended. We do not currently intend to extend the exchange offer.

Withdrawal Rights	Tenders of Series A notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.

Resales of the Series B Notes

Based on interpretations by the staff of the Securities Exchange Commission, or SEC, set forth in no-action letters issued to third parties, we believe that, except as described below, the Series B notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by holders of the Series B notes, other than a holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you are acquiring the Series B notes in the ordinary course of your business and you have not engaged in, and have no arrangement or understanding with any person to participate in, the distribution of the Series B notes.

Each broker-dealer that receives Series B notes pursuant to the exchange offer in exchange for Series A notes that the broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than Series A notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B notes. The letter of transmittal states that by acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

If we receive notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where the Series A notes were acquired by the broker-dealer as a result of market making activities or other trading activities and not acquired directly from us.

The letter of transmittal requires broker-dealers tendering Series A notes in the exchange offer to indicate whether the broker-dealer acquired the Series A notes for its own account as a result of market-making activities or other trading activities, other than Series A notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the Series A notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See “The Exchange Offer—Registration Rights” and “—Resale of the Series B Notes; Plan of Distribution.”

Any holder of Series A notes who:

•	is our affiliate;

•	does not acquire the Series B notes in the ordinary course of its business; or

•	exchanges the Series A notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Series B notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Series B notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions that we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Series A Notes	If you are a holder of Series A notes wishing to accept the exchange offer, you must

•	complete, sign and date the accompanying letter of transmittal in accordance with the instructions, and mail or otherwise deliver the letter of transmittal together with the Series A notes and any other required documentation to the exchange agent identified below under “Exchange Agent” at the address set forth in this prospectus; or

•	arrange for the Depositary Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By executing the letter of transmittal, you will make certain representations to us. See “The Exchange Offer—Registration Rights” and “—Procedures for Tendering Series A Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Series A notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Series A Notes.”

Guaranteed Delivery Procedures

If you are a holder of Series A notes and wish to tender them when those securities are not immediately available or you cannot deliver your Series A notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date, you must tender your Series A notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Series A Notes—Guaranteed Delivery.”

Acceptance of Series A Notes and Delivery of Series B Notes

We will accept for exchange any and all Series A notes that are properly tendered in the exchange offer and not withdrawn prior to the Expiration Date. The Series B notes issued in the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of the Series A notes. See “The Exchange Offer—Terms of the Exchange Offer.”

United States Federal Income Tax Consequences

Your exchange of Series A notes for Series B notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange offer associated with the exchange of Series A notes for Series B notes to be issued in the exchange offer and the ownership and disposition of the Series B notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Series B notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange offer. See “The Exchange Offer—Exchange Agent.”

Consequences of Failure to Exchange Your Series A Notes

Series A notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the Series A notes. In general, you may offer or sell your Series A notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the Series A notes under the Securities Act. If your Series A notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your Series A notes.

Risk Factors

You should carefully consider, along with the other information contained in this prospectus, the specific factors set forth under “Risk Factors” for risks involved with exchanging the notes.

Our Executive Offices

Our principal executive offices are located at 700 Milam, Suite 3100, Houston, Texas 77002, and our telephone number at that address is (832) 239-6000.

Summary Historical Consolidated Financial Data

The following table sets forth the Company’s summary consolidated historical financial information that has been derived from (a) the unaudited consolidated statements of income and cash flows and balance sheets as of and for the six-month periods ended June 30, 2004 and 2003 and (b) the audited statements of income for the Company’s business for each of the years ended December 31, 2003, 2002 and 2001 and balance sheets for the Company as of December 31, 2003, 2002 and 2001. The interim financial data set forth below is not necessarily indicative of future results. In the opinion of management, the interim financial data includes all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of results for the interim periods. You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and in the Company’s Annual Report on Form 10-K (as amended) for the year ended December 31, 2003 and the Company’s financial statements and notes thereto incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2004(1)	2003(1)	2003(1)	2002	2001
	(Amounts in thousands)
Statement of Income Data:
Revenues:
Oil sales	$148,835	$94,961	$198,148	$178,038	$174,895
Gas sales	96,162	20,228	105,054	10,299	28,771
Other operating revenues	734	407	888	226	473

	245,731	115,596	304,090	188,563	204,139

Costs and Expenses:
Lease operating expenses	68,389	42,351	92,084	74,167	60,221
Production and other taxes	8,553	2,856	10,125	4,284	3,574
Gathering and transportation expenses	2,986	327	2,610	—	—
General and administrative
G&A excluding items below	18,843	8,757	19,884	10,756	10,210
Stock appreciation rights	13,426	2,647	18,010	3,653	—
Merger related costs	1,045	1,097	5,264	—	—
Spin-off costs	—	—	—	777	—
Depreciation, depletion, amortization and accretion	48,435	19,126	52,484	30,359	24,105

	161,677	77,161	200,461	123,996	98,110

Income from operations:	84,054	38,435	103,629	64,567	106,029
Other income (expense)
Interest expense	(15,537)	(10,194)	(23,778)	(19,377)	(17,411)
Gain (loss) on derivatives	(1,191)	1,466	847	—	—
Debt extinguishment costs(2)	(19,691)	—	—	—	—
Expenses of terminated public equity offering	—	—	—	(2,395)	—
Interest and other income (expense)	305	(167)	(159)	174	463

Income before income taxes and cumulative effect of accounting change	47,940	29,540	80,539	42,969	89,081

Income tax expense
Current	(144)	(2,429)	(1,224)	(6,353)	(6,014)
Deferred	(18,505)	(9,608)	(32,228)	(10,379)	(28,374)

Income before income taxes and cumulative effect of accounting change	29,291	17,503	47,087	26,237	54,693
Cumulative effect of accounting change, net of tax(3)	—	12,324	12,324	—	(1,522)

Net income	$29,291	$29,827	$59,411	$26,237	$53,171

	Six Months Ended June 30,		Year Ended December 31,
	2004(1)	2003(1)	2003(1)	2002	2001
	(Amounts in thousands)
Other Financial Data:
Oil and gas capital expenditures(4)	$1,434,311	$409,766	$485,975	$64,497	$125,753
Net cash provided by operating activities	118,873	42,648	118,278	78,826	116,808
Net cash used in investing activities	69,518	314,137	368,710	64,158	125,880
Net cash provided by (used in) financing activities	(42,049)	273,927	250,781	(13,653)	8,549
Adjusted EBITDA(5)	$109,308	$57,684	$154,165	$92,705	$130,597
Ratio of earnings to fixed charges(6)	3.4	3.6	3.8	2.8	5.2

	As of June 30,		As of December 31,
	2004(1)	2003(1)	2003(1)	2002	2001
	(Amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,683	$3,466	$1,377	$1,028	$13
Working capital (deficit)(7)	(108,879)	(75,468)	(72,954)	(38,645)	(7,837)
Total assets	2,853,907	1,162,832	1,205,919	559,671	516,755
Total debt(8)	879,026	511,013	488,417	233,677	236,694
Stockholders’ equity	916,229	355,338	354,256	173,820	180,087

(1)	On May 14, 2004 the Company consummated the acquisition of Nuevo and on June 4, 2003, the Company consummated the purchase of 3TEC. Consequently, the Company’s financial data includes the results of operations of 3TEC from June 1, 2003 and the results of operations of Nuevo from May 14, 2004.
(2)	In connection with the Recapitalization Transactions we recognized a loss on early extinguishment of debt.
(3)	Effective January 1, 2003, the Company adopted statement of Financial Accounting Standards (SFAS) No. 143—”Accounting for Asset Retirement Obligations,” (SFAS 143). Effective January 1, 2001, the Company adopted SFAS 133—”Accounting for Derivatives,” (SFAS 133).
(4)	The six months ended June 30, 2004 includes $1,345,477 for the Nuevo acquisition. The six months ended June 30, 2003 and the year ended December 31, 2003 include $355,472 for the 3TEC acquisition and $15,926 for the cumulative effect adjustment for the January 1, 2003 adoption of SFAS 143.

(5)	Adjusted EBITDA means earnings before interest, taxes, depreciation, depletion and amortization and the cumulative effect of accounting changes. Adjusted EBITDA is not a measurement presented in accordance with generally accepted accounting principles, or GAAP, and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. Adjusted EBITDA is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. Management believes that Adjusted EBITDA provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. However, since EBITDA is not defined by GAAP, as presented herein it may not be calculated on the same basis as other similarly titled measures of other companies within the oil and gas industry. Adjusted EBITDA in this table does not reflect Adjusted EBITDA under the indenture governing the Notes. Adjusted EBITDA is calculated as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003(1)	2002	2001
	(Amounts in thousands)
Adjusted EBITDA
Income before cumulative effect of accounting change	$29,291	$17,503	$47,087	$26,237	$54,693
Interest expense	15,537	10,194	23,778	19,377	17,411
Income tax expense	18,649	12,037	33,452	16,732	34,388
Depreciation, depletion and amortization	45,831	17,950	49,848	30,359	24,105

Adjusted EBITDA	$109,308	$57,684	$154,165	$92,705	$130,597

Reconciliation of Adjusted EBITDA to net cash provided by operating activities
Adjusted EBITDA	$109,308	$57,684	$154,165	$92,705	$130,597
Interest expense	(15,537)	(10,194)	(23,778)	(19,377)	(17,411)
Current tax expense	(144)	(2,429)	(1,224)	(6,353)	(6,014)
Other noncash items	17,136	2,772	22,809	457	2,051
Change in assets and liabilities from operating activities	8,110	(5,185)	(33,694)	11,394	7,585

Net cash provided by operating activities	$118,873	$42,648	$118,278	$78,826	$116,808

(6)	Fixed charges include interest expense, interest capitalized and the portion of rental expense representative of the interest factor. Earnings are pretax income from continuing operations plus fixed charges (other than interest capitalized).
(7)	Net current assets (liabilities) attributable to the fair value of the Company’s commodity derivatives (net of related deferred income taxes) were as follows: June 30, 2004: ($105.7) million; June 30, 2003: ($22.6) million; December 31, 2003: ($33.3) million; December 31, 2002: ($13.2) million; and December 31, 2001: $13.0 million.
(8)	Prior to December 18, 2002, which is the effective date of the spin-off of the Company from Plains Resources, these amounts included amounts payable to Plains Resources.

Summary Historical Oil and Gas Reserve and Production Information

The following table sets forth certain information with respect to our and Nuevo’s oil and gas reserve and production data. The following information should be read in connection with the information contained in the financial statements and notes thereto included elsewhere in this document or incorporated by reference herein. The information set forth below is not necessarily indicative of future results.

	Pro Forma 2004(1)	Six Months Ended June 30, 2004(2)	As of or for the Year Ended December 31,
			2003	2002	2001
	(Dollars in thousands, except per unit amounts)
The Company:
Estimated net proved reserves (at end of period):
Oil (MBbl)(3)			227,728	240,161	223,293
Gas (MMcf)			319,177	77,154	96,217
Total (MBOE)			280,924	253,020	239,329
Percent oil			81%	95%	93%
Percent proved developed			58%	54%	54%
PV-10 (at end of period)(4)			$1,969,295	$1,515,044	$643,220
Standardized measure(4)(5)			$1,256,803	$883,507	$384,467
Reserve additions (MBOE)			43,826	24,387	28,140
Reserve life (years)(6)			19.6	27.1	27.3
Production:
Oil (MBbl)	10,846	5,942	9,267	8,783	8,219
Gas (MMcf)	21,520	16,868	18,195	3,362	3,355
Total (MBOE)	14,432	8,753	12,300	9,343	8,778
Reserve replacement ratio			356%	261%	321%
Average sales price per unit:
Oil ($/Bbl)	$24.65	$25.05	$21.38	$20.27	$21.28
Gas ($/Mcf)	5.37	5.70	5.77	3.06	8.58
$/BOE	26.53	27.99	24.65	20.16	23.20
Expense ($/BOE)
Production	9.61	$9.13	$8.52	$8.40	$7.27
General and administrative(7)	2.09	2.27	2.05	1.24	1.16
Stock appreciation rights	0.93	1.53	1.46	0.39	—
Nuevo(6):
Estimated net proved reserves (at end of period):
Oil (MBbl)(3)			180,071	220,337	214,858
Gas (MMcf)			167,171	174,685	112,492
Total MBOE			207,933	249,451	233,607
Percent oil			87%	88%	92%
Percent proved developed			89%	90%	86%
PV-10 (at end of period)(4)			$1,450,909	$1,426,852	$588,821
Standardized measure(4)(5)			$1,121,348	$1,169,286	$579,686
Reserve additions (MBOE)			16,656	35,584	4,591
Reserve life (years)(9)			11.4	13.3	12.6
Production:
Oil (MBbl)(10)			15,875	16,515	16,416
Gas (MMcf)(11)			14,446	13,512	12,750
Total (MBOE)(12)			18,283	18,767	18,541
Reserve replacement ratio(9)			91%	190%	25%
Average sales price per unit(13)
Oil ($/Bbl)			$20.30	$18.21	$15.84
Gas ($/Mcf)			3.99	2.72	7.31
$/BOE			20.78	18.00	18.63
Expenses ($/BOE)(13):
Production			$8.98	$7.77	$9.59
General and administrative			1.60	1.51	2.21

(1)	Reflects the pro forma effects of the acquisition of Nuevo as if the acquisition took place January 1, 2004.
(2)	Reflects the acquisition of Nuevo effective May 14, 2004.
(3)	Includes oil, condensate and plant products.
(4)	For the Company, based on year-end spot market prices of: (a) $32.52 per Bbl of oil and $5.97 per MMbtu of gas for 2003; (b) $31.20 per Bbl of oil and $4.79 per Mcf of gas for 2002; and (c) $19.84 per Bbl of oil and $2.58 per Mcf of gas for 2001. For Nuevo, based on year-end spot market prices of: (a) $32.55 per Bbl of oil and $5.97 per MMbtu of gas for 2003; (b) $31.20 per Bbl of oil and $4.79 per MMbtu of gas for 2002; and (c) $19.84 per Bbl of oil and $2.57 per MMbtu of gas for 2001. PV-10 represents the standardized measure before deducting estimated future income taxes.
(5)	For the Company, year-end 2003 standardized measure includes future development costs related to proved undeveloped reserves of $37.8 million in 2004, $69.2 million in 2005 and $49.2 million in 2006. For Nuevo, year-end 2003 standardized measure includes future development costs related to proved undeveloped reserves of $30.0 million in 2004, $40.0 million in 2005 and $23.0 million in 2006.
(6)	2003 data based on annualized fourth quarter production to reflect the effect of the 3TEC merger.
(7)	In 2004 the Company amounts included $0.12 per BOE for merger costs related to the Nuevo acquisition and in 2003 the Company amounts included $0.43 per BOE for merger costs related to the 3TEC acquisition.
(8)	Amounts presented include operations in The Republic of Congo which were sold on July 30, 2004.
(9)	Nuevo reserve life and reserve replacement ratio include discontinued operations.
(10)	Includes oil production from discontinued operations of 411 MBbls, 1,331 MBbls and 1,387 MBbls in 2003, 2002 and 2001, respectively.
(11)	Includes gas production from discontinued operations of 385 MMcf, 1,996 MMcf and 2,806 MMcf in 2003, 2002 and 2001, respectively.
(12)	Includes production from discontinued operations of 476 MBOE, 1,664 MBOE and 1,855 MBOE in 2003, 2002 and 2001, respectively.
(13)	Nuevo average sales price per unit and expenses per BOE reflect continued operations.

Summary Unaudited Pro Forma Consolidated Financial Data of the Combined Company

The following table sets forth summary unaudited pro forma consolidated financial and operating data which are presented to give effect to (1) the sale of $250.0 million Series A notes and the application of the net proceeds thereof and borrowings under our credit facility including for the termination of Nuevo’s credit facility and the other Recapitalization Transactions, (2) the merger with Nuevo, (3) the Company’s acquisition of 3TEC Energy Corporation which was completed on June 4, 2003, (4) the Company’s issuance of $75.0 million of 8 3/4% notes on May 30, 2003 and (5) the sale of Nuevo’s operations in The Republic of Congo, which was completed on July 30, 2004. The unaudited pro forma consolidated financial data is not necessarily indicative of the results of operations or the financial position that would have occurred had the above transactions been consummated at January 1 of the periods presented nor is it necessarily indicative of future results of operations or financial position. The unaudited pro forma combined financial data should be read together with the historical financial statements of the Company and Nuevo incorporated by reference into this document and the unaudited pro forma consolidated financial statements and accompanying notes included in this document or incorporated by reference herein.

	The Company’s Pro Forma Adjusted
	Six Months Ended June 30, 2004	Year Ended December 31, 2003
	(Amounts in thousands)
Statement of Income Data:
Revenues:
Oil and gas sales	$378,159	$704,000
Other operating revenues	2,503	2,250

	380,662	706,250

Costs and Expenses:
Production expenses	138,150	267,501
General and administrative
G&A excluding stock appreciation rights	30,246	57,881
Stock appreciation rights	13,426	18,010
Gain on disposition of assets	—	(1,273)
Depreciation, depletion amortization and accretion	93,994	196,118
Other	1,239	1,256

	277,055	539,493

Income from operations	103,607	166,757
Other income (expense)
Interest expense(1)	(20,713)	(57,096)
Loss on derivatives	(19,119)	(42,926)
Loss on early extinguishment of debt	(22,695)	(12,578)
Interest and other income	740	217

Income from continuing operations before income taxes	41,820	54,374
Income tax expense	(16,226)	(22,674)

Income from continuing operations	$25,594	$31,700

Other Data:
Ratio of earnings to fixed charges	2.2	1.6

(1)	If the cash received from the sale of the Congo properties were used to reduce amounts outstanding under PXP’s credit facility, total interest expense would decrease by $1.6 million for the year ended December 31, 2003 and $0.8 million for the six months ended June 30, 2004.

Summary Pro Forma Oil and Gas Reserve Data of the Combined Company

The following table sets forth summary pro forma information with respect to our and Nuevo’s combined estimated net proved oil and gas reserves at December 31, 2003 and average prices and expenses as of and for the year ended December 31, 2003 and the six-month period ended June 30, 2004. The amounts presented have been adjusted to reflect the sale of Nuevo’s operations in The Republic of Congo which was completed on July 30, 2004.

	Crude Oil (MBbl)(1)	Natural Gas (MMcf)	Total Proved Reserves (MBOE)
Estimated Net Proved Reserves:
Developed	275,141	360,791	335,273
Undeveloped	118,560	125,557	139,486

Total	393,701	486,348	474,759

Reserve Valuation Data (in thousands)(2):
Estimated future net revenues (before income taxes)	$7,041,184
Present value of estimated future net revenues (before income taxes, discounted at 10%)	3,333,953
Standardized measure of discounted future net cash flows	2,311,098

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
	(Dollars in thousands, except per unit amounts)
Production:
Oil (MBbl)(1)	10,846	23,384
Gas (MMcf)	21,520	32,641
Total (MBOE)	14,432	28,825
Reserve replacement ratio		203%
Average sales price per unit:
Oil ($/Bbl)(4)	$24.65	$20.43
Gas ($/Mcf)(4)	5.37	5.00
BOE(4)	26.53	22.24
Expense ($/BOE):
Production	$9.61	$8.96
General and administrative, excluding stock appreciation rights	2.09	1.89
Stock appreciation rights expense	0.93	0.64

(1)	Includes oil, condensate and plant product barrels.
(2)	Based on year-end spot market prices of $32.52 per Bbl of oil and $5.97 per MMBtu of gas. PV-10 represents the standardized measure before deducting estimated future income taxes. Future development costs included in PV-10 and standardized measure do not include any amounts for capitalized general and administrative expense or capitalized interest.
(3)	Includes the effect of hedges which (i) reduced the realized oil price by $4.18 per Bbl, (ii) increased the realized price for gas by $0.36 per Mcf and (iii) reduced the realized price per BOE by $2.98 for the year ended December 31, 2003, and which (i) reduced the realized oil price by $6.10 per Bbl, (ii) reduced the realized price for gas by $0.07 per Mcf and (iii) reduced the realized price per BOE by $4.69 for the six months ended June 30, 2004.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this document, we urge you to consider the following factors relating to the notes before making a decision to participate in the exchange offer.

Risks Related to Our Business

Volatile oil and gas prices could adversely affect our financial condition and results of operations.

Our success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended decline in the price of oil and gas below current levels will have a material adverse effect on our business operations and future revenues. Moreover, oil and gas prices depend on factors we cannot control, such as:

•	supply and demand for oil and gas and expectations regarding supply and demand;

•	weather;

•	actions by the Organization of Petroleum Exporting Countries, or OPEC;

•	political conditions in other oil-producing and gas-producing countries including the possibility of insurgency or war in such areas;

•	the prices of foreign exports and the availability of alternate fuel sources;

•	general economic conditions in the United States and worldwide; and

•	governmental regulations.

With respect to our business, prices of oil and gas will affect:

•	our revenues, cash flows, profitability and earnings;

•	our ability to attract capital to finance our operations and the cost of such capital;

•	the amount that we are allowed to borrow; and

•	the value of our oil and gas properties.

Any prolonged, substantial reduction in the demand for oil and gas, or distribution problems in meeting this demand, could adversely affect our business.

Our success is materially dependent upon the demand for oil and gas. The availability of a ready market for our oil and gas production depends on a number of factors beyond our control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. We may also have to shut-in some of our wells temporarily due to a lack of market or adverse weather conditions including hurricanes. If the demand for oil and gas diminishes, our financial results would be negatively impacted.

In addition, there are limitations related to the methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines and trucks owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production, any of which could have a negative impact on our results of operations and cash flows.

The majority of our oil production in California is dedicated to two customers and as a result, our credit exposure to those customers is significant.

We have entered into oil marketing arrangements with Plains All American Pipeline, L.P., or PAA, and with ConocoPhillips, or Conoco, under which PAA or Conoco purchase the majority of our net oil production in

California. We generally do not require letters of credit or other collateral from PAA or from Conoco to support these trade receivables. Accordingly, a material adverse change in PAA’s or Conoco’s financial condition could adversely impact our ability to collect the applicable receivables, and thereby affect our financial condition.

If we are unable to replace the reserves that we have produced, our reserves and revenues will decline.

Our future success depends on our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable which, in itself, is dependent on oil and gas prices. Without continued successful exploitation, acquisition or exploration activities, our reserves and revenues will decline as a result of our current reserves being depleted by production. We may not be able to find or acquire additional reserves at acceptable costs.

We may not be successful in acquiring, exploiting, developing or exploring for oil and gas properties.

The successful acquisition, exploitation or development of, or exploration for, oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we do acquire. In addition, our exploitation and development and exploration operations may not result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of:

•	inadequate capital or other factors, such as title problems;

•	weather;

•	compliance with governmental regulations or price controls;

•	mechanical difficulties; or

•	shortages or delays in the delivery of equipment.

In addition, exploitation and development costs may greatly exceed initial estimates. In that case, we would be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect our business, financial condition and results of operations.

Furthermore, exploration for oil and gas, particularly offshore, has inherent and historically higher risk than exploitation and development activities. Future reserve increases and production may be dependent on our success in our exploration efforts, which may be unsuccessful.

Estimates of oil and gas reserves depend on many assumptions that may be inaccurate. Any material inaccuracies could adversely affect the quantity and value of our oil and gas reserves.

The proved oil and gas reserve information included in this document represents only estimates. These estimates are based on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the dates indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of our reserves.

Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other comparable producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the timing of the recovery of oil and gas reserves;

•	the production and operating costs incurred; and

•	the amount and timing of future development expenditures.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

The discounted future net revenues included in this document should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

The geographic concentration and lack of marketable characteristics of our oil reserves may have a greater effect on our ability to sell our oil compared to other companies.

A substantial portion of our oil and gas reserves are located in California. Because our reserves are not as diversified geographically as many of our competitors, our business is subject to local conditions more than other, more diversified companies. Any regional events, including price fluctuations, natural disasters, and restrictive regulations, that increase costs, reduce availability of equipment or supplies, reduce demand or limit our production may impact our operations more than if our reserves were more geographically diversified.

Based on January 2004 production, the Company’s California oil production will average 19 degrees API gravity after the merger with Nuevo, which is heavier than premium grade light oil. Due to the processes required to refine this type of oil and the transportation requirements, it is difficult to market California oil production outside California. Additionally, the margin (sales price minus production costs) on heavy oil sales is generally less than that of lighter oil due to price differentials, and the effect of material price decreases will more adversely affect the profitability of heavy oil production compared with lighter grades of oil.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

The oil and gas business involves certain operating hazards such as:

•	well blowouts;

•	cratering;

•	explosions;

•	uncontrollable flows of oil, gas or well fluids;

•	fires;

•	pollution; and

•	releases of toxic gas.

In addition, our operations in California are especially susceptible to damage from natural disasters such as earthquakes, mudslides and fires. Any of these operating hazards could cause serious injuries, fatalities, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages, or property damage, which could expose us to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of our properties.

Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities. The insurance market in general and the energy insurance market in particular have been difficult markets over the past several years. As a result, we do not believe that insurance coverage for the full potential liability, especially environmental liability, is currently available at reasonable cost. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

Our offshore operations are subject to substantial regulations and risks, which could adversely affect our ability to operate and our financial results.

We conduct operations offshore California and Louisiana. Our offshore activities are subject to more extensive governmental regulation than our other oil and gas activities. In addition, we are vulnerable to the risks associated with operating offshore, including risks relating to:

•	hurricanes and other adverse weather conditions;

•	oil field service costs and availability;

•	compliance with environmental and other laws and regulations;

•	remediation and other costs resulting from oil spill releases of hazardous materials and other environmental damages; and

•	failure of equipment or facilities.

If we experience any of these events, we may incur substantial liabilities, which could adversely affect our operations and financial results.

Governmental agencies and other bodies, including those in California, might impose regulations that increase our costs and may terminate or suspend our operations.

Our business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies, including those in California, vested with broad authority relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Existing laws and regulations, or their interpretations, could be changed, and any changes could increase costs of compliance and costs of operating drilling equipment or significantly limit drilling activity.

Under certain circumstances, the United States Minerals Management Service, or MMS, may require that our operations on federal leases be suspended or terminated. These circumstances include our failure to pay royalties or our failure to comply with safety and environmental regulations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations.

Environmental liabilities could adversely affect our financial condition.

The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. We also may be liable for environmental damages caused by the previous owners or operators of properties we have purchased or are currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of our business and impose strict requirements for, among other things:

•	well drilling or workover, operation and abandonment;

•	waste management;

•	land reclamation;

•	financial assurance under the Oil Pollution Act of 1990; and

•	controlling air, water and waste emissions.

Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. Additionally, our compliance with these laws may, from time to time, result in increased costs to our operations or decreased production, and may affect our costs of acquisitions.

In addition, environmental laws may, in the future, cause a decrease in our production or cause an increase in our costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

Some of our onshore California fields have been in operation for more than 90 years, and current or future local, state and federal environmental and other laws and regulations may require substantial expenditures to remediate the properties or to otherwise comply with these laws and regulations. In addition, approximately 183 acres of our 480 acres in the Montebello field have been designated as California Coastal Sage Scrub, a known habitat for the coastal California gnatcatcher, which is a type of bird designated as threatened under the Federal Endangered Species Act. A variety of existing laws, rules and guidelines govern activities that can be conducted on properties that contain coastal sage scrub and gnatcatchers and generally limit the scope of operations that we can conduct on this property. The presence of coastal sage scrub and gnatcatchers in the Montebello field and other existing or future laws, rules and guidelines could prohibit or limit our operations and our planned activities for this property.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

Our growth strategy may include acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations;

•	potential loss of key employees of the acquired companies;

•	difficulty in assuming recoverable reserves, future production rates, operating costs, infrastructure requirements, environmental and other liabilities, and other factors beyond our control;

•	potential lack of operating experience in a geographic market of the acquired business; and

•	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

We intend to continue hedging a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.

We reduce our exposure to the volatility of oil and gas prices by actively hedging a portion of our production. Hedging also prevents us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, we have the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we must pay the counterparty this difference multiplied by the quantity hedged even if we had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, if we have less production than we have hedged when the floating price exceeds the fixed price, we must make payments against which there are no offsetting sales of production. If these payments become too large, the remainder of our business may be adversely affected. In addition, our hedging agreements expose us to risk of financial loss if the counterparty to a hedging contract defaults on its contract obligations.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

Successfully implementing our strategies will depend, in part, on our management team. The loss of members of our management team could have an adverse effect on our business. Our exploration and exploitation success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is extremely intense. If we cannot attract or retain experienced technical personnel, our ability to compete could be harmed. PXP does not have key man insurance.

Under our tax allocation agreement with our former parent, Plains Resources, if we take actions that cause the distribution of our stock by Plains Resources to its stockholders to fail to qualify as a tax-free transaction, we will be required to indemnify Plains Resources for the resulting tax liability and may not have sufficient financial resources to achieve our growth strategy or ability to repay debt or may prevent a change in control of us.

We have agreed with Plains Resources that we will not take any action inconsistent with any information, covenant or representation provided to the Internal Revenue Service in connection with obtaining the tax ruling stating that the spin-off will generally be tax-free to Plains Resources and its stockholders and we further agreed to be liable for any taxes arising from a breach of that agreement. In addition, we have agreed that, for three years following the spin-off, we will not engage in any transaction that could adversely affect the tax treatment of the spin-off without the prior written consent of Plains Resources, unless we obtain a supplemental tax ruling from the Internal Revenue Service or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off. Moreover, we will be liable to Plains Resources for any corporate level taxes incurred by Plains Resources as a result of the spin-off or to specified transactions involving us following the spin-off including the acquisition of 50% of our common stock by any person or persons. To the extent the taxes arise as a result of a change of control of Plains Resources, failure of Plains Resources to continue the active conduct of its trade or business or failure of Plains

Resources to comply with the representations underlying its tax ruling or a supplemental tax ruling relating to the spin-off, Plains Resources will be solely responsible for the taxes resulting from the spin-off. If there are any corporate level taxes incurred by Plains Resources as a result of the spin-off and not due to any of the factors discussed in the two preceding sentences, we would be responsible for 50% of any such liability. The amount of any indemnification payments would be substantial and would likely result in events of default under all of our credit arrangements. As a result, we likely would not have sufficient financial resources to achieve our growth strategy or, possibly, repay our indebtedness after making these payments.

As a result of the tax principles and agreements with Plains Resources discussed above, we may be highly limited in our ability to take the following steps in the future:

•	issue equity in public or private offerings;

•	issue equity as part of the consideration in acquisitions of additional assets; or

•	undergo a change of control.

Our net income could be highly affected by stock appreciation rights charges.

Stock appreciation rights are subject to variable accounting treatment. As a result, at the end of each quarter, we compare the per share closing price of our common stock to the exercise price of each stock appreciation right that is vested or for accounting purposes is deemed vested at the end of the quarter. To the extent the closing price exceeds the exercise price, we will recognize the excess as an accounting charge to the extent we did not previously recognize such excess. If, at the end of the quarter, the per share closing price of our common stock decreased, the stock appreciation right accounting charge would decrease, resulting in increased net income for PXP. For the year ended December 31, 2003 and the six month period ended June 30, 2004, we recognized $18.0 million and $13.4 million of stock appreciation right expense, respectively. Based on the number of stock appreciation rights outstanding at June 30, 2004, a $0.25 change in the price of our common stock would result in a change of $0.4 million in our net income.

We incurred significant charges and expenses as a result of the Nuevo acquisition which will reduce the amount of capital available to fund our operations.

We incurred approximately $36 million of costs related to the merger. These expenses included investment banking, bank commitment, legal, accounting and reserve engineering fees, printing costs, transition costs, severance payments to Nuevo management and other related charges. In addition, $17.1 million was expended on the tender offer for Nuevo stock options. We may also incur unanticipated costs in the acquisition. As a result, we will have less capital available to fund our exploitation, exploration and development activities.

Our results of operations could be adversely affected as a result of goodwill impairments.

In a purchase transaction, goodwill represents the excess of the purchase price plus the liabilities assumed, including deferred income taxes recorded in connection with the merger, over the fair value of the net assets acquired. In our acquisitions of 3TEC and Nuevo, goodwill totaled $215.2 million and represented 8% of our total assets at June 30, 2004.

Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair-value based test. Goodwill is deemed impaired to the extent of any excess of its carrying amount over the residual fair value of the reporting unit. Such impairment could significantly reduce earnings during the period in which the impairment occurs and would result in a corresponding reduction to goodwill and stockholders’ equity. The most significant factors that could result in the impairment of our goodwill would be significant declines in oil and gas prices and/or reserve volumes which would result in a decline in the fair value of our oil and gas properties.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

As of June 30, 2004, our total indebtedness was $878.5 million (including a $0.5 million net premium and excluding $5.5 million in letters of credit outstanding under our credit facilities), $353.0 million (excluding $5.5 million of letters of credit) of which was effectively senior in right of payment to the notes to the extent of the value of the collateral securing that indebtedness and $276.8 million (including $1.8 million of premium) of which was senior subordinated debt that was subordinated in right of payment to the notes. Further, as of June 30, 2004, we had $141.5 million in additional borrowing capacity under our credit facility (after consideration of $5.5 million in outstanding letters of credit), which if borrowed would be secured debt effectively senior in right of payment to the notes to the extent of the value of the collateral securing that indebtedness.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our substantial debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in the industry in which we operate; and

•	place us at a competitive disadvantage as compared to our competitors that have less debt.

In addition, if we fail to comply with the terms of any of our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

The notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness and any existing or future indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of each subsidiary guarantor, respectively, including obligations under the credit facility, to the extent of the value of the collateral securing the debt and will be subordinate in right of payment to any existing or future indebtedness and other liabilities of our non-guarantor subsidiaries. As of June 30, 2004, we and our subsidiary guarantors had $353.0 million of secured debt outstanding under our credit facility plus $5.5 million of outstanding letters of credit and an additional $141.5 million was available for future borrowings under our secured revolving credit facility.

If we or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our new and existing indentures do not prohibit us or our subsidiaries from doing so. As of June 30, 2004, our revolving credit facility provided commitments of up to $500 million, of which $353.0 million of borrowings and $5.5 million of letters of credit were outstanding and $141.5 million of which was immediately available for future borrowings. These borrowings would be secured, and as a result, effectively senior to the notes and the guarantees of the notes by our subsidiary guarantors, to the extent of the value of the collateral securing that indebtedness. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of these notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. Our level of indebtedness may prevent us from engaging in certain transactions which might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Restrictions in our existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

The indenture governing the notes, our credit facility and agreements governing other indebtedness contain a number of significant covenants in addition to covenants restricting the incurrence of additional debt. These covenants limit our ability and the ability of our restricted subsidiaries, among other things:

•	to pay dividends or distributions on our capital stock or to repurchase our capital stock;

•	to repurchase subordinated debt;

•	to make certain investments;

•	to create certain liens on our assets to secure debt;

•	to merge or to enter into other business combination transactions;

•	to issue and sell capital stock of our subsidiaries;

•	to enter into certain transactions with affiliates; and

•	to transfer and sell assets.

Our credit facility requires us to among other things, maintain certain financial ratios, satisfy certain financial condition tests, or reduce our debt. These restrictions will also limit our ability to obtain future financings, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indentures governing the notes and our credit facility impose on us.

A breach of any covenant in the indenture governing the notes, our credit facility or the agreements governing our other indebtedness would result in a default under that agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and acceleration of, the debt outstanding under any other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to make all of the required payments or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See “Description of Certain Other Indebtedness” and “Description of Notes—Events of Default.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our oil and gas operations or other sources, including:

•	borrowings under our credit facilities or other sources;

•	sales of assets; or

•	sales of equity.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes after first repaying any of our senior debt that may exist at the time. In addition, restrictions under our credit facility or any future credit facilities will not allow such repurchases. Additionally, a “change of control” (as defined in the indenture for the notes) will be an event of default under our credit facility that would permit the lenders to accelerate the debt outstanding under the credit facility. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the cram-down provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

If the subsidiary guarantees are deemed fraudulent conveyances or preferential transfers, a court may subordinate or void them.

Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void our subsidiary guarantees. Generally, a United States court may void or subordinate a subsidiary guarantee in favor of the subsidiary’s other obligations if it finds that at the time the subsidiary entered into a subsidiary guarantee it:

•	intended to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee; or

•	at the time it issued the subsidiary guarantee, the subsidiary

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured.

In addition, a guarantee may be voided based on the level of benefits the subsidiary guarantor received compared to the amount of the subsidiary guarantee. If a subsidiary guarantee is voided or held unenforceable, you would not have any claim against that subsidiary and would be creditors solely of us and any subsidiary guarantors whose guarantees are not held unenforceable. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy claims of holders of notes relating to any voided portions of any of the subsidiary guarantees.

There is a risk of a preferential transfer if:

•	a subsidiary guarantor declares bankruptcy or its creditors force it to declare bankruptcy within 90 days (or in certain cases, one year) after a payment on the guarantee; or

•	a subsidiary guarantee was made in contemplation of insolvency.

The subsidiary guarantee could be voided by a court as a preferential transfer. In addition, a court could require holders of notes to return any payments made on the notes during the 90-day (or, in certain cases, one-year) period.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. At the time of the private placement of the Series A notes, the initial purchasers advised us that they intended to make a market in the Series A notes and the Series B notes, if issued, as permitted by applicable laws and regulations. The Series A notes that were sold to institutional buyers are currently eligible for trading in The PORTAL Market. However, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

If you do not tender your Series A notes for exchange, your ability to transfer your Series A notes will be limited.

We issued the Series A notes in a private offering pursuant to an exemption from registration under the United States and applicable state securities laws. As a result, the Series A notes have not been registered under the Securities Act and may not be resold by purchasers thereof unless the Series A notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. The Series A notes that are not tendered in the exchange offer will continue to be subject to the existing restrictions upon their transfer. We will have no obligation to provide for the registration under the Securities Act of unexchanged Series A notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

THE EXCHANGE OFFER

This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offer.

Registration Rights

In connection with the issuance of the Series A notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Series A notes, to use our reasonable best efforts to file an exchange offer registration statement with the SEC with respect to the exchange offer for the Series B notes. A copy of the registration rights agreement relating to the Series A notes is filed as an exhibit to the registration statement of which this prospectus is a part.

Upon the exchange offer registration statement being declared effective, we agreed to promptly offer the Series B notes in exchange for surrender of the Series A notes. We also agreed to keep the exchange offer open for a period of at least 20 business days from the date we first mail notice of the exchange offer to the registered holders of the Series A notes. We agreed to use our reasonable best efforts to cause the exchange offer to be completed not later than 90 days after the exchange offer registration statement is declared effective by the SEC.

For each Series A note surrendered to us pursuant to the exchange offer, the holder of such Series A note will receive a Series B note having a principal amount equal to that of the surrendered Series A note. Interest on each Series B note will accrue from the last interest payment date on which interest was paid on the Series A note surrendered in exchange therefor or, if no interest has been paid on such Series A note, from the date of its original issue. The registration rights agreement also provides an agreement to include in this prospectus certain information necessary to allow a broker-dealer who holds Series A notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Series A notes acquired directly from us or one of our affiliates) to exchange such Series A notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of Series B notes received by such broker-dealer in the exchange offer. We agreed to use our reasonable best efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the closing of the exchange offer.

The preceding agreement is needed because any broker-dealer who acquires Series A notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the Series B notes pursuant to the exchange offer made hereby and the resale of Series B notes received in the exchange offer by any broker-dealer who held Series A notes of the same series acquired for its own account as a result of market-making activities or other trading activities other than Series A notes acquired directly from us or one of our affiliates.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Series B notes issued pursuant to the exchange offer would in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of Series A notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related Series B notes

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its Series A notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the Series A notes (other than certain specified holders) who wishes to exchange Series A notes for Series B notes in the exchange offer will be required to make certain representations, including

•	that any Series B notes it receives in the exchange offer will be acquired in the ordinary course of business,

•	that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in a distribution of the Series B notes, and

•	that it is not an affiliate of ours or of any guarantor.

We further agreed to use our reasonable best efforts to cause to be filed with the SEC a shelf registration statement as soon as practicable after any of the following:

•	we determine that we may not effect the exchange offer as contemplated in this prospectus because it would violate any law or interpretations of the staff of the SEC;

•	the exchange offer is not for any other reason completed by March 27, 2005;

•	any holder of Series A notes is prohibited by law or the applicable interpretations of the staff of the SEC from participating in the exchange offer, or does not receive freely transferable Series B notes on the date of the exchange that may be sold without restriction under federal and state securities laws; or

•	any initial purchaser, upon completion of the exchange offer requests that a shelf registration be made in connection with the sale or offering of any of the Series B notes.

For the registration rights agreement, transfer restricted securities means each Series A note, until the earlier of:

•	the date on which the SEC has declared effective a registration statement covering that Series A note and that Series A note has been disposed of pursuant to that registration statement;

•	the date on which that Series A note has been exchanged in the exchange offer for a Series B note that may be resold without restriction under federal and state securities laws;

•	the date on which that Series A note has been sold in compliance with Rule 144 or is eligible to be sold pursuant to Rule 144(k) under the Securities Act or any similar provision other than Rule 144A; or

•	the date on which that Series A note ceases to be outstanding.

We agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of:

•	two years after the date of issuance of the Series A notes; or

•	the date on which all of the transfer restricted securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

The registration rights agreement provides that:

•	if the exchange offer is not completed or any required shelf registration statement is not declared effective on or prior to March 27, 2005, the interest rate on the transfer restricted securities will be increased by 1.00% per annum until the exchange offer is completed or the shelf registration statement is declared effective by the SEC or the Series A notes become freely tradeable under the Securities Act;

•	if any required shelf registration statement has been declared effective and thereafter either ceases to be effective or the related prospectus ceases to be usable at any time that we are obligated to maintain its effectiveness and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any 12-month period, then the interest rate on the transfer restricted securities will be increased by 1.00% per annum commencing on the 31st day in such 12-month period and ending on the date that the shelf registration statement has again been declared effective or the prospectus again becomes usable.

Holders of Series A notes will be required to make certain representations to us (as described in the registration rights agreement) to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series A notes or Series B notes included in the shelf registration statement.

Except as set forth above, after consummation of the exchange offer, holders of Series A notes that are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange,” and “—Resale of the Series B Notes; Plan of Distribution.”

Consequences of Failure to Exchange

The Series A notes that are not exchanged for Series B notes in the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. Accordingly, such Series A notes may only be resold

(1) to us, upon redemption thereof or otherwise,

(2) so long as the Series A notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

(3) in an offshore transaction in accordance with Regulation S under the Securities Act,

(4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

(5) in reliance on another exemption from the registration requirements of the Securities Act, or

(6) pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

To the extent Series A notes are tendered and accepted in the exchange offer, the principal amount of outstanding Series A notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the Series A notes could be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all Series A notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of Series A notes accepted in the exchange offer. Holders may tender some or all of their Series A notes pursuant to the exchange offer. However, Series A notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the Series B notes are the same as the form and terms of the Series A notes, except that

•	the Series B notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

•	except as otherwise described above, holders of the Series B notes will not be entitled to the rights of holders of Series A notes under the registration rights agreement.

The Series B notes will evidence the same debt as the Series A notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

Solely for reasons of administration and for no other purpose, we have fixed the close of business on         , 2004, as the record date for the exchange offer to determine the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of Series A notes or such holder’s legal representative or attorney-in-fact as reflected on the indenture trustee’s records may participate in the exchange offer. There will be no fixed record date for determining holders of the Series A notes entitled to participate in the exchange offer.

Holders of the Series A notes do not have any appraisal or dissenters’ rights under Delaware law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the Exchange Act and the SEC’s rules and regulations thereunder.

We will be deemed to have accepted validly tendered Series A notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the Series A notes for the purposes of receiving the Series B notes. The Series B notes delivered in the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of Series A notes.

If any tendered Series A notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A notes will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date.

Holders who tender Series A notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Series A notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer means 5:00 p.m., New York City time, on      •    , 2004 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

If we extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

We reserve the right, in our sole discretion,

•	to extend the exchange offer,

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, or

•	to amend the terms of the exchange offer in any manner.

We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, we will make a public announcement of any such delay in acceptance, extension, termination or amendment as promptly as practicable. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a prospectus supplement that will be distributed to the registered holders of the Series A notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders.

We will make a timely release of a public announcement of any delay, extension, termination or amendment to the exchange offer to the Dow Jones News Service.

Procedures for Tendering Series A Notes

Tenders of Series A Notes. The tender by a holder of Series A notes pursuant to any of the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of Series A notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their Series A notes. The procedures by which Series A notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Series A notes are held.

The Depository Trust Company, or DTC, has authorized DTC participants that are beneficial owners of Series A notes through DTC to tender their Series A notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under “—Book-Entry Delivery Procedures,” or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “—Book-Entry Delivery Procedures.”

Tender of Series A Notes Held in Physical Form. To tender Series A notes held in physical form in the exchange offer

•	a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the tendering holder, and any other documents the letter of transmittal requires, must be received by the exchange agent at one of its addresses set forth in this prospectus, and tendered Series A notes must be received by the exchange agent at such address (or delivery effected through the deposit of Series A notes into the exchange agent’s account with DTC and making book-entry delivery as set forth below), on or prior to the Expiration Date, or

•	the tendering holder must comply with the guaranteed delivery procedures set forth below.

Letters of transmittal or Series A notes should be sent only to the exchange agent and should not be sent to us.

Tender of Series A Notes Held Through a Custodian. To tender Series A notes that a custodian bank, depository, broker, trust company or other nominee holds of record, the beneficial owner thereof must instruct such holder to tender the Series A notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which the beneficial owner may use in this process to instruct the registered holder of such owner’s Series A notes to effect the tender.

Tender of Series A Notes Held Through DTC. To tender Series A notes that are held through DTC, DTC participants should either

•	properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

•	transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Series A notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Tendering Series A notes held through DTC must be delivered to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Series A notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Series A notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the Series A notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Exchange of Series B notes for Series A notes will be made only against deposit of the tendered Series A notes and delivery of all other required documents.

Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the Series A notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Series A notes by causing DTC to transfer such Series A notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Series A notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to as a “Book-Entry Confirmation.”

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the Series A notes tendered thereby are tendered (1) by a registered holder of Series A notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Series A notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instruction 1 of the letter of transmittal. If the Series A notes are registered in the name of a person other than the signer of the letter of transmittal or if Series A notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered Series A notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery. If a holder desires to tender Series A notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such Series A notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Series A notes may nevertheless be tendered if all the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided herewith, or an Agent’s Message with respect to guaranteed delivery that we accept, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

•	the certificates for the tendered Series A notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Series A notes into the exchange agent’s account at DTC as described above), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent’s Message, are received by the exchange agent within two business days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery.

Notwithstanding any other provision hereof, delivery of Series B notes by the exchange agent for Series A notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such Series A notes (or Book-Entry Confirmation of the transfer of such Series A notes into the exchange agent’s account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such Series A notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent’s Message.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series A notes not properly tendered or any Series A notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of Series A notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Series A notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any Series A notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Series A notes are submitted in a principal amount greater than the principal amount of Series A notes being tendered by such tendering holder, such unaccepted or non-exchanged Series A notes will either be

•	returned by the exchange agent to the tendering holders, or

•	in the case of Series A notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such book-entry transfer facility.

By tendering, each registered holder will represent to us that, among other things,

•	the Series B notes to be acquired by the holder and any beneficial owner(s) of the Series A notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

•	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Series B notes,

•	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing,

•	the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the Series B notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Series B notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under “—Resale of the Series B Notes; Plan of Distribution,” and (y) any broker-dealer that receives Series B notes for its own account in exchange for Series A notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such Series B notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an “underwriter” within the meaning of the Securities Act, and

•	the holder and each beneficial owner understands that a secondary resale transaction described in the fourth bullet above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

Each broker-dealer that receives Series B notes for its own account in exchange for Series A notes, where such Series A notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. See “—Resale of the Series B Notes; Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Series A notes in the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date.

To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must

•	specify the name of the person having deposited the Series A notes to be withdrawn,

•	identify the Series A notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the Series A notes (unless such Series A notes were tendered by book-entry transfer), and aggregate principal amount of such Series A notes, and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the Series A notes into the name of the person withdrawing such Series A notes.

If Series A notes have been delivered pursuant to the procedures for book-entry transfer set forth in “—Procedures for Tendering Series A Notes—Book-Entry Delivery Procedures,” any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Series A notes and must otherwise comply with such book-entry transfer facility’s procedures.

If the Series A notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Series A notes can only be accomplished in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of Series A notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any Series A notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Series B notes will be issued with respect thereto unless the Series A notes so withdrawn are retendered. Properly withdrawn Series A notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Series A Notes” at any time prior to the Expiration Date.

Any Series A notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

The exchange offer is not subject to any conditions, other than that

•	the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

•	no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

•	there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, or

•	there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

If we determine in our reasonable discretion that any of the conditions to the exchange offer are not satisfied, we may

•	refuse to accept any Series A notes and return all tendered Series A notes to the tendering holders,

•	extend the exchange offer and retain all Series A notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Series A notes, or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered Series A notes which have not been withdrawn.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Exchange Agent

Wells Fargo Bank, N.A., the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery and other documents to the exchange agent addressed as follows:

Delivery by Registered or Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480-1517

Overnight Delivery or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Sixth and Marquette

MAC N9303-121

Minneapolis, MN 55479

To Confirm by Telephone or for Information:

(800) 344-5128

Facsimile Transmissions:

(612) 667-4927

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our or our affiliates’ officers and regular employees.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

Our out of pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the Series A notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Series A notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment for Exchange Offer

The Series B notes will be recorded at the carrying value of the Series A notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the Series B notes.

Resale of the Series B Notes; Plan of Distribution

Each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for Series A notes where such Series A notes were acquired as a result of market-making activities or other trading activities. In addition, until      •    , 2004 (90 days after the date of this prospectus), all dealers effecting transactions in the Series B notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We will not receive any proceeds from any sale of Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the Series B notes or a combination of such methods of resale,

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Series B notes.

Any broker-dealer that resells Series B notes that is received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Series B notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We agreed to permit broker-dealers use of this prospectus to satisfy this prospectus delivery requirement. To the extent necessary to ensure that the prospectus is available for sales of Series B notes by broker-dealers, we agreed to use our reasonable best efforts to keep the exchange offer registration statement continuously effective, supplemented, amended and current for 180 days from the closing of the exchange offer. We will provide sufficient copies of the latest version of this prospectus to broker-dealers within one day after their request at any time during this period.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Series B notes offered by this prospectus. In consideration for issuing the Series B notes as contemplated in this prospectus, we will receive in exchange Series A notes in like principal amount, the form and terms of which are the same as the form and terms of the Series B notes, except as otherwise described herein under “The Exchange Offer—Terms of the Exchange Offer.” The Series A notes surrendered in exchange for the Series B notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Series B notes will not result in any increase in our indebtedness or capital stock.

We received net proceeds of approximately $243.7 million from the sale of the Series A notes. We used the proceeds from the sale of the Series A notes, along with borrowings from PXP’s credit facility, to repay all amounts outstanding under, and then retired, the credit facility of our wholly owned subsidiary, Nuevo Energy Company. Nuevo’s $400.0 million credit facility was to expire on June 7, 2005 and borrowings under the revolving portion of the credit facility bore interest at a rate equal to London Inter-Bank Offer Rate, or LIBOR, plus a defined variable amount of interest (the weighted average interest rate was 2.9% in 2003). Affiliates of certain of the initial purchasers received proceeds from the sale of the Series A notes as a result of the repayment and retirement of Nuevo’s credit facility. Prior to or simultaneously with the consummation of the sale of the Series A notes, the Nuevo credit facility was used to:

•	repurchase Nuevo’s 9 3/8% Senior Subordinated Notes due 2010, including tender premiums, and

•	redeem Nuevo’s 5.75% Convertible Subordinated Debentures due December 15, 2026 (which resulted in the redemption of the outstanding $2.875 Term Convertible Securities, Series A issued under the Amended and Restated Declaration of Trust dated December 23, 1996, among Nuevo and certain trustees).

CAPITALIZATION

The following table shows our capitalization at June 30, 2004 (in thousands):

June 30, 2004
Cash and cash equivalents	$8,683

Long-term debt:
Revolving Credit Facility(1)	$353,000
7 1/8% Senior Notes due 2014(2)	248,695
8 3/4% Senior Subordinated Notes due 2012(3)	276,820

Total long-term debt	878,515
Total stockholders’ equity	916,229

Total capitalization	$1,794,744

(1)	On July 30, 2004 the Company received $60.5 million from the sale of oil and gas interests in the Republic of Congo which was used to retire amounts outstanding under the revolving credit facility.
(2)	Includes unamortized discount of $1.3 million.
(3)	Includes unamortized premium of $1.8 million.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a description of certain of our indebtedness that will be outstanding after giving effect to the consummation of this offering and the consummation of the other Recapitalization Transactions.

Our Revolving Credit Facility

We have amended our three-year, $500.0 million senior revolving credit facility with a group of lenders and with JPMorgan Chase Bank serving as administrative agent. This credit facility provides for a borrowing base of $650 million that will be redetermined on a semi-annual basis, with us and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors. The credit facility has commitments for up to $500 million in borrowings. Additionally, the credit facility contains a $50.0 million sub-limit on letters of credit. This amended credit facility matures on April 4, 2007. To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties. The effective interest rate on our borrowings under this revolving credit facility would have been 2.7% at June 30, 2004.

Amounts borrowed under the credit facility bear an annual interest rate, at our election, equal to either: (i) the Eurodollar rate, which is based on LIBOR, plus a margin ranging from 1.25% to 1.875%; or (ii) the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, and (3) the federal funds rate, plus 0.5%; plus an additional variable amount ranging from 0% to 0.625% for each of (1)-(3). The additional variable amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating. Commitment fees and letter of credit fees under the credit facility are based on the utilization rate and our long-term debt rating. Commitment fees range from 0.3% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.25% to 1.875%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount.

The credit facility contains negative covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of our business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the credit facility requires us to maintain a current ratio, which includes availability under the credit facility, of at least 1.0 to 1.0 and a minimum tangible net worth requirement.

Our 8 3/4% Senior Subordinated Notes

At June 30, 2004, we had $275.0 million principal amount of 8 3/4% Senior Subordinated Notes due 2012, or the 8 3/4% notes, outstanding. We issued $200.0 million principal amount of 8 3/4% notes on July 3, 2002. On May 30, 2003, we issued an additional $75.0 million principal amount of 8 3/4% notes at an issue price of 106.75%. The proceeds were used to fund a portion of the cost of the 3TEC merger. The 8 3/4% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. The indenture governing the 8 3/4% notes contains covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. If there is a change of control, as defined in the indenture, we will be required to make an offer to repurchase the 8 3/4% notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase.

The 8 3/4% notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount until June 30, 2008, at 102.917% of the principal amount until June 30, 2009, at 101.458% of the principal amount until June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.

DESCRIPTION OF NOTES

The section entitled “Certain Definitions” includes the definitions of the capitalized terms used in this description. In this section, references to “we” or the “Issuer” refer only to Plains Exploration & Production Company and not to any of its subsidiaries.

On June 30, 2004, we issued $250.0 million aggregate principal amount of Series A notes under the indenture (the “Indenture”) dated as of June 30, 2004 among us and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented to issue the notes and the Subsidiary Guarantees. The Series B notes (for this “Description of Notes,” the “Notes”) will be issued under the same Indenture. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This Description of Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this Description of Notes is only a summary, you should refer to the Indenture and the registration rights agreement for a complete description of the obligations of the Issuer and your rights. Copies of the Indenture and the registration rights agreement are available to you as set forth under “—Additional Information.” We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the Notes.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The Notes are:

•	general unsecured, senior obligations of the Issuer;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Issuer, including the Existing Senior Subordinated Notes;

•	pari passu in right of payment with any existing and future unsecured Indebtedness of the Issuer that is not by its terms subordinated to the Notes, including Indebtedness under the Senior Credit Agreement;

•	effectively junior in right of payment to the Issuer’s existing and future secured Indebtedness, including Indebtedness under the Senior Credit Agreement, to the extent of the collateral securing that Indebtedness; and

•	unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis.

As of June 30, 2004, the Issuer had total Indebtedness (not including $5.5 million in letters of credit) of approximately $878.5 million, of which approximately:

•	$353.0 million would have been secured Indebtedness, all of which is Indebtedness under the Senior Credit Agreement;

•	$0 would have been pari passu with the Notes (other than the secured Indebtedness); and

•	$276.8 million would have been contractually subordinated to the Notes.

An additional $141.5 million would have been available for borrowing under the Senior Credit Agreement.

The Subsidiary Guarantees

The Notes will be guaranteed on a senior basis by all of the Issuer’s existing and future domestic Restricted Subsidiaries on the Issue Date. The Issuer has entered into a definitive agreement to sell the Congo Domestic Subsidiaries. These subsidiaries are the same subsidiaries that guarantee the Issuer’s Senior Credit Agreement. The Issuer’s Existing Senior Subordinated Notes will be guaranteed on a senior subordinated basis subject to the same conditions as the Notes.

Each guarantee of the Notes is:

•	a general unsecured obligation of the Subsidiary Guarantor;

•	senior in right of payment to all existing and future subordinated Indebtedness of that Subsidiary Guarantor;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of that Subsidiary Guarantor; and

•	effectively junior in right of payment to that Subsidiary Guarantor’s existing and future secured Indebtedness, including its guarantee of Indebtedness under the Senior Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

As of June 30, 2004, and after giving effect to the Guarantees of the Issuer’s obligations under the Notes and the Senior Credit Agreement, the Subsidiary Guarantors had total Indebtedness (not including $5.5 million in letters of credit) of approximately $878.5 million, of which approximately:

•	$353.0 million was secured Indebtedness, all of which are Guarantees of the Issuer’s obligations under the Senior Credit Agreement; and

•	$0 was pari passu with their Guarantees of the Issuer’s obligations under the Notes (other than the secured Indebtedness).

Not all of our subsidiaries will guarantee the Notes. The Notes will not be guaranteed by any foreign subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of June 30, 2004, the non-guarantor subsidiaries, excluding the Congo Domestic Subsidiaries, which we sold on July 30, 2004, had $0 in assets and total liabilities of $0.3 million (including trade payables but excluding indebtedness and other liabilities owed to us). The non-guarantor subsidiaries (excluding the Congo Domestic Subsidiaries) generated approximately 0% and 0% of our consolidated pro forma revenues in the six-month period ended June 30, 2004 and the year ended December 31, 2003, respectively.

The Indenture will permit us and our Subsidiaries to incur additional Indebtedness, including senior secured Indebtedness under the Senior Credit Agreement. The Indenture does not impose any limitation on the incurrence by our subsidiaries of liabilities that are not considered Indebtedness.

As of June 30, 2004, substantially all of our subsidiaries were “Restricted Subsidiaries”. See “—Subsidiary Guarantees of Notes.”

Principal, Maturity and Interest

We will issue up to $250.0 million aggregate principal amount of Series B notes in the exchange offer in exchange for any and all of our Series A notes. The Indenture governing the Notes will provide for the issuance of additional Notes without limitation as to aggregate principal amount having identical terms and conditions to the Notes offered in this offering the (“Additional Notes”), subject to compliance with the covenant described in “—Limitation on Indebtedness” contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered in this offering. The Notes will mature on June 15, 2014.

Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Interest on the Notes will accrue at the rate of 7 1/8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. The Issuer will make each interest payment to the holders of record of the Notes on the immediately preceding June 1 and December 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the original date of issuance.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

Principal of, premium, if any, interest and Additional Interest (as described in “The Exchange Offer—Registration Rights”), if any, on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Payment of principal of, premium, if any, interest and Additional Interest, if any, on, Notes in global form registered in the name of or held by the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such global Note. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The Trustee will initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Issuer or any of the Restricted Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees of Notes

Arguello, Inc., Nuevo Ghana Inc., Nuevo International Inc., Nuevo Offshore Company, Nuevo Permian Inc., Nuevo Permian Limited Partnership, Nuevo Resources Inc., Nuevo Texas Inc., Pacific Interstate Offshore Company, Plains E&P Company, Plains Resources International Inc., PMCT Inc. and PXP Gulf Coast Inc. will be the only Subsidiary Guarantors at the time that the Notes are expected to be delivered. Other Restricted Subsidiaries may in the future incur Subsidiary Guarantees of the Notes as described in this Description of Notes. Each Subsidiary Guarantor will unconditionally guarantee on a senior basis, jointly and severally, to each holder of Notes and the Trustee the full and prompt performance of the Issuer’s obligations under the Indenture and the Notes, including the payment of principal of and premium, if any, on and interest on the Notes pursuant to its Subsidiary Guarantee. The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Issuer or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the covenant described under “—Merger and Consolidation” or “—Limitation on Sales of Assets and Subsidiary Stock.” Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Issuer or another Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor). However:

(1) if the surviving Person is not the Subsidiary Guarantor, the surviving Person must agree to assume the Subsidiary Guarantor’s Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and

(2) the transaction must not (a) violate any of the covenants described under the heading “—Certain Covenants” or (b) result in a Default or Event of Default immediately thereafter that is continuing.

Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than the Issuer or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture. However, any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Issuer or any other Restricted Subsidiary shall also terminate upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

The Subsidiary Guarantees will be structurally subordinated to all existing and future liabilities of Subsidiaries of Subsidiary Guarantors that are not also Subsidiary Guarantors.

Optional Redemption

Except as described below, the Notes are not redeemable until June 15, 2009. On and after June 15, 2009, the Issuer may redeem all or a part of the Notes from time to time upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2009	103.563%
2010	102.375%
2011	101.188%
2012 and thereafter	100.000%

The Notes will also be redeemable, in whole or in part, at the Issuer’s option at any time or from time to time, prior to June 15, 2009, at the Make-Whole Price (as defined below), in accordance with the provisions of the Indenture.

“Make-Whole Price” means an amount equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed; and

(2) the sum of the present values of (A) the redemption price of the Notes at June 15, 2009 (as set forth above) and (B) the remaining scheduled payments of interest from the redemption date to June 15, 2009 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest and Additional Interest, if any, to the redemption date. Unless the Issuer defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the Notes to be redeemed.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to June 15, 2009, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Lehman Brothers Inc. or JPMorgan Securities Inc. and their respective successors, at the Issuer’s option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Reference Treasury Dealer” means Lehman Brothers Inc. or JPMorgan Securities Inc. at the Issuer’s option, and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Issuer, and its successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the Issuer shall substitute therefor another Primary Treasury Dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Issuer will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

Prior to June 15, 2007, the Issuer may on any one or more occasions redeem up to 35% of the principal amount of the Notes (which includes Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 107.125% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the aggregate principal amount of the Notes, including any Additional Notes, remains outstanding after each such redemption; and

(2) the redemption occurs within 120 days after the closing of such Equity Offering.

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

Selection and Notice

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Any redemption and notice thereof pursuant to the Indenture may in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control

If a Change of Control occurs, each holder will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Issuer will mail a notice (the “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Issuer, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions thereof (equal to $1,000 or an integral multiple thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture is applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and may be conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Issuer’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of the events that constitute a Change of Control will constitute a default under the Senior Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the Issuer and the Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. The

Senior Credit Agreement currently prohibits the Issuer from purchasing any Notes. Any future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may contain similar restrictions. In the event a Change of Control occurs at a time when the Senior Credit Agreement or other agreements prohibit the Issuer from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibitions. If the Issuer does not obtain such a consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to comply with the foregoing provisions would constitute an Event of Default under the Indenture, which may result in a cross-default under the Senior Credit Agreement and could also constitute a default under other agreements. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—We may not be able to repurchase the notes upon a change of control.”

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuer by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Issuer and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes (other than with respect to a reduction in the premium payable or a change in the time of a redemption or repurchase or any similar provision), subject to “—Amendments and Waivers.”

Certain Covenants

Limitation on Indebtedness

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Issuer and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

(1) the Consolidated Coverage Ratio for the Issuer and its Restricted Subsidiaries is at least 2.25 to 1.00; and

(2) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof.

The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness:

(1) Indebtedness Incurred under one or more Credit Facilities in an aggregate principal amount outstanding as of the date of such Incurrence under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $600.0 million and (ii) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

(2) Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a

Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

(3) Indebtedness under the Notes (but not Additional Notes) and the Subsidiary Guarantees;

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Issuer);

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clause (3), (4), (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary or the Issuer;

(7) Permitted Acquisition Indebtedness;

(8) Indebtedness in respect of purchase money obligations, including Capitalized Lease Obligations, in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred pursuant to the Indenture;

(10) Non-Recourse Debt;

(11) Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

(12) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property;

(13) Indebtedness under Commodity Agreements and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(14) Any Guarantee by the Issuer or a Subsidiary of the Issuer of Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clause (1), (2), (3), (4), (8), (9), (13) or (15) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to the first paragraph of this covenant or pursuant to clause (3) or (4); and

(15) Indebtedness in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (14) above or the first paragraph of this covenant) does not exceed the greater of (x) 2.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of Incurrence of such Indebtedness and (y) $50.0 million.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Issuer, in its sole discretion, may on the date of Incurrence divide or classify (or later classify, reclassify, divide or redivide all or a portion of) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and

(ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Issuer will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on Indebtedness” covenant, the Issuer shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(b) dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its holders of common Capital Stock on a pro rata basis;

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after July 3, 2002 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) the fair market value of any Related Business or assets used or useful in any Related Business to the extent acquired by the Issuer or a Restricted Subsidiary (including in a merger or consolidation involving the Issuer or any Restricted Subsidiary) in consideration for Capital Stock (other than Disqualified Stock) of the Issuer or the aggregate Net Cash Proceeds received by the Issuer from the issue or sale of the Issuer’s Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii) the amount by which Indebtedness of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to July 3, 2002 of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or other property, distributed by the Issuer upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Restricted Investments made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Issuer or a Subsidiary, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuer or any Restricted Subsidiary of the Issuer; or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any repurchase or redemption of Subordinated Obligations of the Issuer or any Subsidiary Guarantor, as the case may be, or Capital Stock, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase or redemption of Subordinated Obligations of the Issuer or any Subsidiary Guarantor, as the case may be, made by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Subordinated Obligations of the Issuer or any Subsidiary Guarantor, as the case may be, that qualify as Refinancing Indebtedness, provided that the obligors on such new Subordinated Obligations shall not include obligors that were not obligors on the Subordinated Obligations being repurchased or redeemed; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) so long as no Default or Event of Default has occurred and is continuing at the time of such purchase or redemption and the Issuer is able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “—Limitation on Indebtedness” covenant after giving effect to such purchase or redemption, the Issuer may purchase or redeem Existing Senior Subordinated Notes outstanding on the Issue Date with either (i) the substantially concurrent sale of Senior Notes that are unsecured with a Stated Maturity no earlier than the Stated Maturity of the Notes or (ii) cash provided from operations in the ordinary course of business, provided that the Issuer may not use borrowings under any Credit Facilities other than borrowings under the revolving portion of the Senior Credit Agreement so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Agreement was repaid from cash provided from operations in the ordinary course of business; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Preferred Stock from Net Available Cash to the extent permitted under “—Limitation on Sales of Assets and Subsidiary Stock” below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(5) the payment of any dividend or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of declaration of any dividend or the irrevocable notice of redemption, as the case may be, if at the date of declaration or the date such notice is delivered, such dividend or redemption payment, as the case may be, would have complied with this provision;

(6) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided, that the payment of such dividends will be excluded from subsequent calculations of Restricted Payments;

(7) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and payments to fund the purchase by the Issuer of fractional shares arising out of stock dividends, splits or combination or business combinations; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8) payments contemplated by the Transition Agreements (except the employment matters agreement) as in effect on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes as compared to the terms of the agreements in effect on the Issue Date;

(9) repurchases of Capital Stock of any officer, director, employee or consultant of the Issuer in an aggregate amount not to exceed $3.0 million in any twelve-month period; provided, that such payments will be excluded from subsequent calculation of the amounts of Restricted Payments; provided, further, that such amount in any twelve month period may be increased in an amount not to exceed (a) the cash proceeds from the issue or sale of Capital Stock (other than Disqualified Stock) to any such officers, directors, employees or consultants that occurs after the Issue Date to the extent proceeds from the issue or sale of such Capital Stock have not otherwise been applied to make Restricted Payments plus (b) the cash proceeds of key man life insurance received by the Issuer or its Restricted Subsidiaries after the Issue Date;

(10) any transfer of a Non-Mineral Real Estate Interest to an Unrestricted Subsidiary; provided, however, that such transfer will be excluded from subsequent calculations of the amount of Restricted Payments; and

(11) Restricted Payments in an amount not to exceed $30.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment exceeding $5.0 million shall be determined conclusively by the Board of Directors acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $40.0 million. Not later than the date of making any Restricted Payment other than a Restricted Payment allowed pursuant to (1) through (9) of the previous paragraph, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (other than Permitted Liens) upon any Principal Property or any shares of stock or Indebtedness of any Restricted Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired), securing any Subordinated Obligations or Senior Indebtedness, unless:

(1) in the case of Liens securing Subordinated Obligations of the Issuer or a Subsidiary Guarantor, the Notes or Subsidiary Guarantee, as applicable, are secured by a Lien on such Principal Property or such shares of stock or Indebtedness on a senior basis to the Subordinated Obligations so secured with the same priority as the Notes or such Subsidiary Guarantee, as applicable, has to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien; and

(2) in the case of Liens securing Senior Indebtedness of the Issuer or a Subsidiary Guarantor, the Notes or Subsidiary Guarantees, as applicable, are secured by a Lien on such Principal Property or such shares of stock or Indebtedness on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock,

(2) make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3) transfer any of its property or assets to the Issuer or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including, without limitation, the Indenture, the indenture for the Existing Senior Subordinated Notes and the Senior Credit Agreement in effect on such date);

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing, renewal, increase, refunding, replacement, modification or supplement of Indebtedness Incurred pursuant to an agreement referred to in clause (i) of this paragraph or this clause (ii) or contained in any amendment to an agreement referred to in clause (i) of this paragraph or this clause (ii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment taken as a whole are no less favorable in any material respect (as determined in good faith by the Issuer) to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clause (i) of this paragraph on the Issue Date;

(iii) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(iv) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(v) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(vii) customary supermajority voting provisions and other customary provisions in joint venture agreements, corporate charters, bylaws, stockholders agreements and similar documents and agreements entered into in the ordinary course of business;

(viii) customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of “Permitted Business Investment”;

(ix) encumbrances or restrictions in instruments evidencing Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Issuer; provided, however, that such encumbrances or restrictions are not created, incurred or assumed in connection with, or in contemplation of, such acquisition;

(x) Indebtedness permitted under the Indenture containing encumbrances or restrictions that taken as a whole are not materially more restrictive (as determined in good faith by the Board of Directors of the Issuer) than the encumbrances and restrictions otherwise contained in the Indenture;

(xi) Encumbrances or restrictions contained in Hedging Obligations or Commodity Agreements permitted from time to time under the Indenture;

(xii) Encumbrances securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described under “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(xiii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, stockholder agreements, asset sale agreements, sale leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(xiv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xv) any Permitted Investment or any Permitted Lien;

(xvi) Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(xvii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements or other similar agreements, including clawback, “make-well” or “keep-well” agreements, to maintain financial performance or results of operations of a joint venture entered into in the ordinary course of business.

Limitation on Sales of Assets and Subsidiary Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value thereof (as determined in good faith by the Board of Directors and evidenced by a resolution of such Board in the case of an Asset Disposition having a fair market value of $20.0 million or greater) (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Additional Assets; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be:

(a) to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary that is a Subsidiary Guarantor (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(b) to the extent the Issuer or such Restricted Subsidiary elects, to invest in Additional Assets and/or make capital expenditures in a Related Business, within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

Pending the final application of any Net Available Cash, the Issuer may temporarily reduce its revolving credit borrowings or otherwise invest such Net Available Cash in any manner that is not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the second preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 361st day after an Asset Disposition (or, if there exists any Senior Indebtedness with similar provisions requiring the Issuer to make an offer to purchase such Senior Indebtedness, on the 451st day after an Asset Disposition), if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms thereof, to all holders of other Senior Indebtedness outstanding with similar provisions requiring the Issuer to make an offer to purchase such Senior Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn. The Issuer will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant and, in addition, the Issuer will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Issuer will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered. In addition, the Issuer or the Issuer will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Issuer or Indebtedness (other than Preferred Stock or Subordinated Obligations)

of any Restricted Subsidiary of the Issuer and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuer will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) above);

(2) securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are within 180 days of such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash; and

(3) accounts receivable of a business retained by the Issuer or any Restricted Subsidiary of the Issuer following the sale of such business; provided, that such accounts receivable are not (x) past due more than 60 days and (y) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Asset Disposition may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes (other than with respect to a reduction in the premium payable or a change in the time of a redemption or repurchase or any similar provision), subject to “—Amendments and Waivers.”

Limitation on Affiliate Transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate amount in excess of $20.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate amount in excess of $40.0 million, the Issuer has received a written opinion from an independent investment banking firm, appraiser or other expert of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Issuer or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Issuer and its Restricted Subsidiaries;

(3) loans or advances to employees in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(4) any transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries;

(5) the payment of reasonable and customary fees or compensation paid to, and indemnity or liability insurance provided on behalf of, officers, directors or employees of the Issuer or any Restricted Subsidiary of the Issuer;

(6) any transaction between the Issuer and its Subsidiaries, between the Issuer and Plains Resources Inc. and its Subsidiaries or between a Restricted Subsidiary and Plains Resources Inc. or its Subsidiaries pursuant to any of the Transition Agreements as in effect on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes as compared to the terms of the agreements in effect on the Issue Date;

(7) any transaction pursuant to the existing agreements between the Issuer and PAA as in effect on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes as compared to the terms of the agreements in effect on the Issue Date;

(8) the performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any written agreement to which the Issuer or any of its Restricted Subsidiaries is a party on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not adversely affect the rights of any holders of the Notes (as determined in good faith by the Issuer) as compared to the terms of the agreements in effect on the Issue Date;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to, or receipt of capital contribution from, Affiliates (or Person that thereby becomes an Affiliate) of the Issuer;

(10) transactions between the Issuer and any Person, a director of which is also a director of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer on any matter involving such other Person;

(11) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; and

(12) any employment, consulting or similar agreement or other compensation arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary and consistent with the past practice of the Issuer or such Restricted Subsidiary.

Reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Issuer will file with the Commission, and provide the Trustee and the holders of the Notes with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Issuer is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Issuer will nevertheless provide such Exchange Act information to the Trustee and the holders of the Notes as if the Issuer were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

Merger and Consolidation

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction (a) the Successor Issuer shall be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness” covenant or (b) the Consolidated Coverage Ratio of the Successor Issuer shall not be less than the Consolidated Coverage Ratio of the Issuer immediately prior to such transaction;

(4) if the Issuer is not the continuing obligor under the Indenture, then any Subsidiary Guarantor, unless it is the Successor Issuer, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Successor Issuer’s obligations under the Indenture and the Notes; and

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Issuer.

The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Subsidiary Guarantor, and (y) if then a corporation, the Issuer may merge with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax or other benefits; provided that, in the case of a Restricted Subsidiary that merges into the Issuer, the Issuer will not be required to comply with the preceding clause (4).

Effectiveness of Covenants

The covenants described under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock,” “—Limitation on Affiliate Transactions” and “—Limitation on Lines of Business” and

clause (3) of the covenant described under “—Merger and Consolidation” (collectively, the “Suspended Covenants”), will no longer be in effect from and after the first date on which both (a) the Notes have an Investment Grade Rating from either of the Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture. As a result, the Notes will be entitled to substantially reduced covenant protection from and after the date the Notes obtain an Investment Grade Rating.

Future Subsidiary Guarantors

After the Issue Date, the Issuer will cause each Restricted Subsidiary other than a Foreign Subsidiary created or acquired by the Issuer to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes on a senior basis.

Limitation on Lines of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Events of Default

Under the Indenture, an Event of Default is defined as any of the following:

(1) default in any payment of interest or Additional Interest, if any, on any Note under the Indenture when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Issuer to comply with its obligations under “Certain Covenants—Merger and Consolidation”;

(4) failure by the Issuer to comply for 30 days after notice from the Trustee or the holders of 25% of the outstanding principal amount of the Notes under the Indenture, with any of its obligations under the covenants described under “—Change of Control” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase the Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain Covenants—Merger and Consolidation” which is covered by clause (3));

(5) failure by the Issuer or any Subsidiary Guarantor to comply for 60 days after notice from the Trustee or the holders of 25% of the outstanding principal amount of the Notes under the Indenture, with its other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or interest, Additional Interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) any Subsidiary Guarantee shall be held in a judicial proceeding to be, or be asserted by the Issuer or any Subsidiary Guarantor, as applicable, not to be, enforceable or valid or shall cease to be in full force and effect (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with the Indenture);

(8) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”); or

(9) failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”).

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes under the Indenture notify the Issuer, and the Trustee in the case of a notice given by the holders, of the default and the Issuer does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding Notes under the Indenture by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes under the Indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes under the Indenture will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes under the Indenture may waive all past defaults (except with respect to nonpayment of principal, premium, interest or Additional Interest, if any) and rescind any such acceleration with respect to the Notes under the Indenture and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes under the Indenture that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Additional Interest, if any, when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes under the Indenture have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes under the Indenture have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes under the Indenture are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest or Additional Interest, if any, on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or were required to repurchase the Notes pursuant to the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to June 15, 2009 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding the prohibition on redemption of the Notes prior to June 15, 2009, the premium specified in the Indenture for the period commencing June 15, 2009 shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding issued thereunder (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder of the outstanding Note affected, an amendment or waiver of the Indenture may not, among other things:

(1) reduce the amount of Notes issued thereunder whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest and Additional Interest, if any, on any Note issued thereunder;

(3) reduce the principal of or extend the Stated Maturity of any Note issued thereunder;

(4) whether through an amendment or waiver of provisions in the covenants, definitions or otherwise, reduce the premium payable upon the redemption or repurchase of any Note issued thereunder or change the time at which any Note issued thereunder may be redeemed or repurchased as described above under “—Optional Redemption,” “—Change of Control,” “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or any similar provision;

(5) make any Note issued thereunder payable in money other than that stated in the Note;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest and Additional Interest, if any, on such holder’s Notes issued thereunder on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) reduce the relative ranking of any Notes issued thereunder or Subsidiary Guarantees issued thereunder; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Issuer under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add or release Subsidiary Guarantees pursuant to the terms of the Indenture;

(5) secure the Notes;

(6) add to the covenants of the Issuer and the Subsidiary Guarantors for the benefit of the holders of the Notes or surrender any right or power conferred upon the Issuer;

(7) make any change that does not adversely affect the rights of any holder of the Notes;

(8) provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the date of the Indenture; or

(9) comply with any requirement of the Commission in connection with the qualification or maintenance of qualification of the Indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Issuer at any time may terminate all its obligations with respect to the Indenture and outstanding Notes issued thereunder and all obligations of the applicable Subsidiary Guarantors under the applicable Subsidiary Guarantees (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes issued thereunder, to replace mutilated, destroyed, lost or stolen Notes issued thereunder and to maintain a registrar and paying agent in respect of the Notes issued thereunder.

The Issuer at any time may terminate its and the Subsidiary Guarantors’ obligations under covenants described under “Certain Covenants” (other than “Certain Covenants—Merger and Consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Events of Default” above and the limitations contained in clause (3) under “Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

The Issuer may exercise its legal defeasance option notwithstanding the prior exercise of a covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes issued under the Indenture may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes issued under the Indenture may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (8) (with respect only to Significant Subsidiaries) or (9) under “—Events of Default” above or because of the failure of the Issuer to comply with clause (3) under “Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Issuer or any Subsidiary Guarantor must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (i) no Default or Event of Default existing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and (ii) delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes issued under the Indenture will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes issued thereunder and the Subsidiary Guarantees issued thereunder when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or the Subsidiary Guarantors have irrevocably deposited or caused to be deposited with the Trustee funds or U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium, if any, on and interest and Additional Interest, if any, on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, together with instructions from the Issuer irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer or the Subsidiary Guarantors have paid all other sums then due and payable under the Indenture by the Issuer; and

(3) the Issuer have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

No Personal Liability of Directors, Officers, Employees, Partners and Stockholders

No director, officer, employee, incorporator, partner or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the Indenture and has been appointed by the Issuer as initial Registrar and Paying Agent with regard to the Notes.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to Plains Exploration & Production Company, 700 Milam, Suite 3100, Houston, Texas 77002.

Governing Law

The Indenture provides that it, the Notes issued thereunder and the Subsidiary Guarantees issued thereunder will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of the Issuer and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Issuer in a reserve report prepared as of the end of the Issuer’s most recently completed fiscal year for which audited financial statements are available and giving effect to applicable Commodity Agreements, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines, and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with Commission guidelines, in each case as estimated by the Issuer’s petroleum engineers or any independent petroleum engineers engaged by the Issuer for that purpose;

(ii) the capitalized costs that are attributable to oil and gas properties of the Issuer and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer’s books and records as of a date no earlier than the date of the Issuer’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital on a date no earlier than the date of the Issuer’s latest annual or quarterly financial statements; and

(iv) the greater of:

(A) the net book value of other tangible assets of the Issuer and its Restricted Subsidiaries, as of a date no earlier than the date of the Issuer’s latest annual or quarterly financial statement, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Issuer and its Restricted Subsidiaries, as of a date no earlier than the date of the Issuer’s latest audited financial statements (provided that the Issuer shall not be required to obtain such appraisal solely for the purpose of determining this value); minus

(b) the sum of:

(i) Minority Interests;

(ii) any net gas balancing liabilities of the Issuer and its Restricted Subsidiaries reflected in the Issuer’s latest audited financial statements;

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Issuer’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Issuer and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Issuer and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Issuer changes its method of accounting from the full cost or a similar method to the successful efforts method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Issuer were still using the full cost or a similar method of accounting.

“Adjusted Net Assets” of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to the Issuer or a Subsidiary Guarantor or by the Issuer to a Subsidiary Guarantor;

(2) the transfer of cash and Cash Equivalents in the ordinary course of business;

(3) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under “Certain Covenants—Merger and Consolidation”;

(6) an issuance of Capital Stock by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary;

(7) for purposes of “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a disposition that constitutes a Restricted Payment permitted under “Certain Covenants—Limitation on Restricted Payments”;

(8) dispositions of assets in a single or series of related transactions with an aggregate fair market value of less than $5.0 million per transaction;

(9) dispositions in connection with Permitted Liens;

(10) any Change of Control;

(11) dispositions of defaulted accounts receivable to any collection agency;

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries;

(13) foreclosure on assets;

(14) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(15) the farm-out, lease or sublease of developed or undeveloped crude oil and natural gas Property owned or held by the Issuer or such Restricted Subsidiary for crude oil and natural gas Property owned or held by another Person;

(16) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(17) the exchange of assets held by the Issuer or a Restricted Subsidiary for assets held by any Person or entity; provided that (i) the assets received by the Issuer or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used by the Issuer or such Restricted Subsidiary; and (ii) any such assets received are of comparable fair market value to the assets exchanged as determined in good faith by the Issuer;

(18) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary not otherwise prohibited by the Indenture; and

(19) the disposition of any of the Congo Subsidiaries.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable by the Issuer or any Subsidiary Guarantor under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into with any lender or affiliate of a lender, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Subsidiary Guarantor at the rate specified therein whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment Issuer or money market fund which invests solely in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Issuer held by an entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

(2) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors;

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption of a plan or proposal for the liquidation or dissolution of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuation in commodity prices.

“Commission” means the Securities and Exchange Commission.

“Congo Domestic Subsidiaries” means The Congo Holding Company, a Texas corporation, and The Nuevo Congo Company, a Delaware corporation.

“Congo Subsidiaries” means Nuevo Congo Ltd., a Cayman company, The Congo Holding Company, a Texas corporation, and The Nuevo Congo Company, a Delaware corporation.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Issuer or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense (taking into account any Interest Rate Agreements applicable to such Indebtedness) for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Issuer) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, including a single asset or all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in the reasonable judgment of a responsible financial or accounting officer of the Issuer (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense less the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized and not deducted during such period;

(2) Consolidated Income Taxes;

(3) consolidated depreciation and depletion expense;

(4) consolidated amortization of intangibles;

(5) exploration and abandonment expense (if applicable); and

(6) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the prior period calculation), and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its consolidated Restricted Subsidiaries, whether paid or accrued (except to the extent accrued in a prior period), plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) net payments pursuant to Hedging Obligations (including amortization of fees);

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Issuer or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Issuer or any Restricted Subsidiary.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Issuer and its Subsidiaries with respect to Interest Rate Agreements; provided, however, that “Consolidated Interest Expense” shall not include (a) any Consolidated Interest Expense with respect to any Production Payments and Reserve Sales, (b) to the extent included in total interest expense, write-off of deferred financing costs of such Person or (c) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (4), (5) and (6) below, the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(b) the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary;

(2) any net income (loss) of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that:

(a) subject to the limitations contained in clauses (4), (5) and (6) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Issuer or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any extraordinary gain or loss;

(6) the cumulative effect of a change in accounting principles;

(7) any asset impairment writedowns on Oil and Gas Properties under GAAP or Commission guidelines;

(8) any unrealized non-cash gains or losses on charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133); and

(9) any non-recurring charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity.

“Consolidated Net Worth” of any Person means the stockholders’ equity of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders’ equity) amounts attributable to Disqualified Stock of such Person or its Subsidiaries.

“Continuing Directors” means, as of any date of determination after the Issuer is a corporation, any member of the Board of Directors of the Issuer who:

(1) was a member of such Board of Directors on the date of conversion of the Issuer to a corporation; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facilities” means, (i) the Senior Credit Agreement and (ii) one or more other debt facilities or commercial paper facilities, in case of clause (ii) with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, as provided for in one or more agreements or instruments in each case, as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced in whole or in part from time to time in one or more agreements or instruments.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the Notes mature or (b) on which there are no Notes outstanding issued under the Indenture; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless such repurchase or redemption complies with “Certain Covenants—Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Offering” means (i) an offering for cash by the Issuer of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock or (ii) a contribution of Cash to the Issuer in exchange for its Capital Stock (other than Disqualified Stock).

“Existing Senior Subordinated Notes” means the 8 3/4% Senior Subordinated Notes due 2012 issued by the Issuer and Plains E&P Company.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than nine months after the date of placing such property in service or taking delivery and title thereto;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Issuer or its Restricted Subsidiaries.

Notwithstanding the preceding, Indebtedness shall not include (a) accounts payable arising in the ordinary course of business, (b) any obligations in respect of prepayments for gas or oil production or gas or oil imbalances, and (c) Production Payments and Reserve Sales.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Issuer or a Subsidiary for consideration consisting exclusively of common equity securities of the Issuer,

shall in each case not be deemed to be an Investment.

For purposes of “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Issuer in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor’s Ratings Group.

“Issue Date” means June 30, 2004.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of the Issuer that are not owned by the Issuer or a Restricted Subsidiary of the Issuer.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Issuer and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of the Issuer and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of the Issuer prepared in accordance with GAAP.

“Non-Mineral Real Estate Interest” means any direct or indirect interest of the Issuer and its Restricted Subsidiaries in real property existing on the Issue Date so long as such interests at the time of such sale or transfer (i) do not include any proved hydrocarbons and (ii) include a surface interest.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of an Issuer.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of an Issuer.

“Oil and Gas Properties” means all Properties, including equity or other ownership interests therein, owned by such Person which contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“Permitted Acquisition Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary to the extent such Indebtedness is incurred to finance the acquisition of Oil and Gas Properties (and development costs related thereto) and does not exceed the principal amount of $75.0 million with respect to any such acquisition transaction or series of related acquisition transactions if on the date of the incurrence (i) (A) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 200% of the Indebtedness incurred, and

(B) the Adjusted Consolidated Net Tangible Assets of Issuer (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of the Issuer and its Restricted Subsidiaries or (ii) (A) the Property Net Revenue Coverage Ratio would have been equal to or greater than 2.5 to 1.0, (B) the Adjusted Consolidated Net Tangible Assets acquired are equal to or greater than 150% of the Indebtedness incurred, and (C) the Adjusted Consolidated Net Tangible Assets of the Issuer (after giving effect to such acquisition) are equal to or greater than 125% of the consolidated Indebtedness of the Issuer and its Restricted Subsidiaries.

“Permitted Business Investment” means any investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Related Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Related Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems, pipelines or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries.

“Permitted Holders” means (i) James C. Flores and his spouse and lineal descendants, their respective estates or legal representatives, (ii) trusts created for the benefit of such Persons and (iii) entities 80% or more of the Voting Stock of which is directly or indirectly owned by any of the preceding Persons.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than the Congo Subsidiaries until and unless the Congo Domestic Subsidiaries become Subsidiary Guarantors of the Notes, and except as required by the Stock Purchase Agreement, dated as of April 8, 2004, by and between Perenco S.A., Nuevo and Nuevo International, Inc., and the Stock Purchase Agreement, dated as of April 8, 2004, by and between Perenco S.A., Lankan Inc., Nuevo and Nuevo International, Inc., relating to the sale of the Congo Subsidiaries or as otherwise required to consummate the sale of the Congo Subsidiaries);

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(3) cash and Cash Equivalents;

(4) receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer;

(9) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(10) Investments in existence on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

(11) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain Covenants—Limitation on Indebtedness”;

(12) any Investment by the Issuer or any of its Restricted Subsidiaries, together with all other outstanding Investments pursuant to this clause (12), having an aggregate fair market value on the date such Investment was made and without giving effect to any subsequent change in value, in an amount not to exceed as of the date of such Incurrence, the greater of (i) $100.0 million and (ii) 5.0% of Adjusted Consolidated Net Tangible Assets;

(13) Guarantees issued in accordance with “Certain Covenants—Limitations on Indebtedness”;

(14) prepaid expenses, lease, utilities, workers’ compensation performance and similar deposits made in the ordinary course of business;

(15) Investments owned by a Person if and when it is acquired by the Issuer and becomes a Restricted Subsidiary; provided, however, that such Investments are not made in contemplation of such acquisition;

(16) Permitted Business Investments; and

(17) Investments in any units of any oil and gas royalty trust.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations of the Issuer under Credit Facilities, Interest Rate Agreements and Currency Agreements and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Issuer under Credit Facilities;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

(b) such Liens are created within 180 days of repair, improvement or construction or acquisition of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date;

(14) Liens on property at the time the Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(15) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or a Subsidiary Guarantor;

(17) Liens securing the Notes, the Subsidiary Guarantees and other obligations arising under the Indenture;

(18) Liens securing Refinancing Indebtedness of the Issuer or a Restricted Subsidiary Incurred to refinance Indebtedness of the Issuer that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(19) Liens in respect of Production Payments and Reserve Sales;

(20) Liens on pipelines and pipeline facilities that arise by operation of law;

(21) farmout, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business; and

(22) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Point Arguello Partnerships” means the following partnerships of which Arguello Inc. is a managing general partner: (a) Gaviota Gas Plant Company, (b) Point Arguello Natural Gas Line Company, (c) Point Arguello Pipeline Company and (d) Point Arguello Terminal Company.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Principal Property” means any property owned or leased by the Issuer or any Subsidiary of the Issuer, the gross book value of which exceeds one percent of Consolidated Net Worth.

“Production Payments and Reserve Sales” means the grant or transfer by the Issuer or a Subsidiary of the Issuer to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Issuer or a Subsidiary of the Issuer.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

“Property Net Revenue Coverage Ratio” means, with respect to Property to be acquired by the Issuer or any Restricted Subsidiary, the ratio of (i) the amount equal to (A) the revenues attributable to the sale of Hydrocarbons from such Property for the most recent four full fiscal quarters for which financial information is available immediately prior to the acquisition date (the “Pro Forma Period”), minus (B) the production and general and administrative expenses attributable to such Property during the Pro Forma Period (the “Property Net Revenue”) to (ii) the aggregate Consolidated Interest Expense which the Issuer or any Restricted Subsidiary will accrue during the fiscal quarter in which the acquisition date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter as a result of Indebtedness incurred for the purpose of making such acquisition

(as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the acquisition date occurs). For purposes of this definition, Property Net Revenue shall be calculated, after giving effect on a pro forma basis for the Pro Forma Period, to (a) any adjustments in revenues from the sale of Hydrocarbons as a result of fixed price or other contract arrangements entered into as of the acquisition date and (b) any adjustments in production and general and administrative expenses which are fixed or determinable as of the acquisition date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (i) the period from the date of Incurrence of such Refinancing Indebtedness to the date 91 days after the Stated Maturity of the Notes and (ii) the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus, without duplication, accrued interest, fees and expenses, including any premium and defeasance costs) of the Indebtedness being refinanced; and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Issuer and its Restricted Subsidiaries on the Issue Date, which includes (a) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other hydrocarbon properties, and the utilization of the Issuer’s and its Restricted Subsidiaries’ properties, (b) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (c) any power generation and electrical transmission business and (d) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (c) of this definition.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“Senior Credit Agreement” means, with respect to the Issuer, one or more debt facilities (including, without limitation, the Credit Agreement, dated as of July 3, 2002, as amended by the First Amendment dated as of

August 8, 2003, Second Amendment dated as of May 14, 2004 and Third Amendment dated as of May 28, 2004 among the Issuer, JPMorgan Chase Bank, as administrative agent, and the lenders and agents parties thereto from time to time) as provided for in one or more agreements or instruments in each case, as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced in whole or in part from time to time in one or more agreements or instruments.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness and all other Indebtedness of the Issuer or any Subsidiary Guarantor, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are, with respect to Indebtedness of the Issuer, subordinate to payment of the Notes or, with respect to Indebtedness of a Subsidiary Guarantor, subordinate to payment of the Subsidiary Guarantee of such Subsidiary Guarantor;

(2) any obligation of the Issuer to any Subsidiary or a Subsidiary Guarantor to another Subsidiary or to the Issuer;

(3) with respect to the Issuer, any liability for Federal, state, foreign, local or other taxes owed or owing by the Issuer and, with respect to a Subsidiary Guarantor, owed or owing by such Subsidiary Guarantor;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of the Issuer that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Issuer, including, without limitation, any senior subordinated Indebtedness and any Subordinated Obligations;

(6) any Indebtedness, Guarantee or obligation of a Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any senior subordinated Indebtedness and any Subordinated Obligations of such Subsidiary Guarantor; or

(7) any Capital Stock.

“Senior Notes” means any bond, debenture, note or other similar instrument evidencing an obligation of a Person to pay principal of and premium (if any) on such bond, debenture, note or other similar instrument which is pari passu or equal in right of payment with the Notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or any Indebtedness of a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Subsidiary Guarantee pursuant to a written agreement, as the case may be.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer. The Point Arguello Partnerships are not Subsidiaries of the Issuer.

“Subsidiary Guarantee” means any guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions set forth in “—Guarantees of Notes.”

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer that has issued a Subsidiary Guarantee.

“Transition Agreements” mean the Management Services Agreement by and between the Issuer and Nuevo Energy Company, dated May 14, 2004, the Master Separation Agreement, between Plains Resources Inc. and the Issuer, dated as of July 3, 2002, the Employee Matters Agreement, between Plains Resources Inc. and the Issuer, dated as of July 3, 2002, the Technical Services Agreement, among Plains Resources Inc., Calumet Florida, LLC and the Issuer, dated as of July 3, 2002, the Intellectual Property Agreement, between Plains Resources Inc. and the Issuer, dated as of July 3, 2002 and the Tax Allocation Agreement, between Plains Resources Inc. and the Issuer, dated as of July 3, 2002, each as amended or supplemented from time to time in compliance with the terms of the Indenture.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Issuer in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments”;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Issuer and its Subsidiaries taken as a whole;

(5) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary with terms substantially less favorable to the Issuer than those that might have been obtained from Persons who are not Affiliates of the Issuer.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Issuer could incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.

“Volumetric Production Payments” means production payment obligations recorded as defined revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a corporation, association, partnership, joint venture, limited liability company or other business entity of which 100% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Issuer or another Wholly Owned Subsidiary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations and, in the case of a holder that is a non-U.S. holder (as defined below), the U.S. federal estate tax considerations, of exchanging, purchasing, owning and disposing of the notes. This discussion applies only to the initial holders of the notes who acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	real estate investment trusts;

•	persons liable for alternative minimum tax;

•	non-U.S. holders who are “controlled foreign corporations,” “foreign personal holding companies” or “passive foreign investment companies” for U.S. federal income tax purposes;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	other pass-through entities.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, we urge you to consult your own tax advisor.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any state or local income, foreign income or other tax consequences. This discussion is based on U.S. federal tax law, including the provisions of the Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described below. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local income, foreign income and other tax consequences of acquiring, owning and disposing of notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a Note or notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a United States corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Exchange Offer

The exchange of Series A notes for registered Series B notes in this registered exchange offer will not constitute a taxable event. Consequently, for United States federal income tax purposes, a holder will not recognize gain or loss on the exchange, the holding period of the registered Series B note will include the holding period of the Series A note exchanged therefor, and the basis of the registered Series B note will be the same as the basis of the Series A note immediately before the exchange. As more fully described under “The Exchange Offer—Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional interest to the holders of the notes. If this occurs, we believe these payments should be treated in the same manner as regular interest on the notes.

Sale or Other Disposition of notes

When you sell or otherwise dispose of your notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest not previously included in income, which will be taxable in the manner described under “Payments of Interest” above; and

•	your tax basis in the notes.

Your tax basis in your notes generally will equal the amount you paid for the notes. Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% through 2009 and 20% (18% for property held more than five years) thereafter.

Information Reporting and Backup Withholding

Information reporting requirements generally apply to interest and principal payments and to the proceeds of sales before maturity (unless you are an exempt recipient such as a corporation). These amounts generally must be reported to the Internal Revenue Service. In general, “backup withholding” may apply:

•	to any payments made to you of principal of and interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

The applicable backup withholding rate will be the fourth lowest income tax rate applicable to unmarried individuals for the relevant taxable year. Presently, the backup withholding rate is 28 percent. The backup withholding tax is not an additional tax and may be allowed as a refund or credit against your U.S. federal income tax liability if the required information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a Note or notes (other than a partnership) who or which is not a U.S. holder (as defined above). An individual may, subject to exceptions, be deemed to be a resident alien (and thus, a U.S. holder), as opposed to a non-resident alien, by, among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest on your notes under the “portfolio interest” exemption of the Internal Revenue Code, provided that:

•	interest on your notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you certify as to your foreign status by providing a properly executed Form W-8BEN or a valid substitute or successor form to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding the certification requirements applicable to you.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or a valid substitute or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a U.S. income tax treaty, or you provide us or our paying agent with a properly executed IRS Form W-8ECI (or a valid substitute or successor form) claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (as described immediately above) and backup withholding tax (see “Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (subject to, in the case of proceeds representing accrued interest, the conditions described in “U.S. Federal Withholding Tax” immediately above) unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are present; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income regarding your notes is effectively connected with the conduct of your trade or business, and, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed immediately above under “U.S. Federal Withholding Tax” if you provide a properly executed IRS Form W-8ECI or a valid substitute or successor form to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

U.S. Federal Estate Tax

Subject to applicable tax treaty provisions, if you are an individual and are not a U.S. citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes will generally not be subject to the U.S. federal estate tax if at the time of your death interest on your notes would have qualified for the “portfolio interest” exemption described above in “U.S. Federal Withholding Tax” (without regard to the certification requirements described in the last bullet point of that section).

Information Reporting and Backup Withholding

Generally, we must report to the Internal Revenue Service and to you the amount of interest paid to you on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Under current Treasury regulations, backup withholding will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “U.S. Federal Withholding Tax” above, and if neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder (as described in “—U.S. Holders—Definition of a U.S. Holder” above).

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

•	is a U.S. person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business;

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN (or a valid substitute or successor form) certifying that you are a non-U.S. person and neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder (as described in “—U.S. Holders—Definition of a U.S. Holder” above), or you otherwise establish an exemption.

You are urged to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

WHERE YOU CAN FIND MORE INFORMATION

While any of the notes are outstanding, we will make available to the holders or prospective purchasers the information required by Rule 144A(d)(4) under the Securities Act during any period we are not subject to Section 13 or 15(d) of the Exchange Act.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http:www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at l-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “PXP.”

We incorporate by reference into this prospectus each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus. We also incorporate by reference into this prospectus the following documents that we filed with the SEC (File No. 000-31470) under the Exchange Act: (1) the financial statements of 3TEC Energy Corporation on pages F-59 through F-92 contained in our Form S-4 registration statement filed with the SEC on August 29, 2003, (2) the annual report on Form 10-K of Nuevo Energy Company for the year ended December 31, 2003, (3) the quarterly report of Nuevo Energy Company on Form 10-Q for the three-month period ended March 31, 2004, (4) our Annual Report on Form 10-K (as amended) for the year ended December 31, 2003, (5) our quarterly report on Form 10-Q (as amended) for the three-month period ended March 31, 2004, (6) our quarterly report on Form 10-Q for the three-month period ended June 30, 2004, and (7) our current reports on Form 8-K (other than information furnished pursuant to Item 9 or Item 12), filed with the SEC on January 20, 2004, February 12, 2004, March 10, 2004, March 17, 2004, March 30, 2004, March 31, 2004, April 13, 2004, April 16, 2004, May 14, 2004, May 17, 2004, May 18, 2004, May 28, 2004, June 14, 2004, June 15, 2004, June 17, 2004, June 21, 2004, July 1, 2004, August 5, 2004, and August 18, 2004. All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be a part of the prospectus from the date of filing of those documents.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address: Plains Exploration & Production Company, 700 Milam, Suite 3100, Houston, Texas 77002. Our phone number is (832) 239-6000. Our website address is www.plainsxp.com. The information on our website is not a part of this prospectus.

LEGAL MATTERS

Certain matters related to the exchange offer will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 1 of Plains Exploration & Production Company for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Plains Exploration & Production Company’s revisions to its consolidated balance sheets to change the classification of deferred tax assets associated with commodity hedging contracts) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and related schedule of Nuevo as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report dated March 5, 2004 of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated March 5, 2004 contains an explanatory paragraph that states that Nuevo changed its method of accounting for derivative instruments effective January 1, 2001, its method of accounting for asset retirement obligations effective January 1, 2003, and its method of accounting for certain convertible subordinated debentures effective December 31, 2003.

The consolidated financial statements of 3TEC Energy Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report dated February 14, 2003 of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated February 14, 2003 refers to a change in the method of accounting for derivative instruments and hedging activities effective January 1, 2001.

Certain information with respect to the oil and gas reserves associated with our oil and gas properties is derived from the reports of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P., independent petroleum consulting firms, and has been included in this prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

Certain information with respect to the oil and gas reserves associated with 3TEC Energy Corporation’s and Nuevo Energy Company’s oil and gas properties is derived from the reports of Ryder Scott Company, L.P., an independent petroleum consulting firm, and has been included in this prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

API gravity. A system of classifying oil based on its specific gravity, whereby the greater the gravity, the lighter the oil.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bcfe. One billion cubic feet of gas equivalent.

BOE. One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Differential. An adjustment to the price of oil from an established spot market price to reflect differences in the quality and/or location of oil.

Gas. Natural gas.

MBbl. One thousand barrels of oil or other liquid hydrocarbons.

MBOE. One thousand BOE.

Mcf. One thousand cubic feet of gas.

Mcfe. One thousand cubic feet of gas equivalent.

MMBbl. One million barrels of oil or other liquid hydrocarbons.

MMBOE. One million BOE.

MMBtu. One million British Thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water to one degree Fahrenheit.

MMcf. One million cubic feet of gas.

MMcfe. One million cubic feet of gas equivalent.

Net production. Production that is owned, less royalties and production due others.

Oil. Crude oil, condensate and natural gas liquids.

Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

PV-10. The pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions).

Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of oil, gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (ii) oil, gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) oil, gas, and natural gas liquids, that may occur in undrilled prospects; and (iv) oil, gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved reserve additions. The sum of additions to proved reserves from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates.

Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Reserve life. A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

Reserve replacement cost. The cost per BOE of reserves added during a period calculated by using a fraction, the numerator of which equals the costs incurred for the relevant property acquisition, exploration, exploitation and development and the denominator of which equals changes in proved reserves due to revisions of previous estimates, extensions, discoveries, improved recovery and other additions and purchases of reserves in-place.

Reserve replacement ratio. The proved reserve additions for the period divided by the production for the period.

Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Standardized measure. The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

Upstream. The portion of the oil and gas industry focused on acquiring, exploiting, developing, exploring for and producing oil and gas.

Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

ANNEX A

LETTER OF TRANSMITTAL

LETTER OF TRANSMITTAL

To Tender For Exchange

7 1/8% Series A Senior notes Due 2014

of

PLAINS EXPLORATION & PRODUCTION COMPANY

Pursuant to the Prospectus Dated     •            , 2004

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     •            , 2004 UNLESS EXTENDED BY PLAINS EXPLORATION & PRODUCTION COMPANY IN THEIR SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

WELLS FARGO BANK, N.A.

Delivery by Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	Overnight Delivery or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479	To Confirm by Telephone or for Information: (800) 344-5128 Facsimile Transmissions: (612) 667-4927

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE SERIES B NOTES IN TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR SERIES A NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

This Letter of Transmittal is to be used by holders (“Holders”) of 7 1/8% Series A Senior notes due 2014 (the “Series A notes”) of Plains Exploration & Production Company (the “Issuer”) to receive 7 1/8% Series B Senior notes due 2014 (the “Series B notes”) if: (i) certificates representing Series A notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Series A notes is to be made by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Series A notes Book-Entry Delivery Procedures” in the Prospectus dated     •            , 2004 (the “Prospectus”); or (iii) tender of Series A notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Series A notes—Guaranteed Delivery” in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program (“ATOP”). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

Holders of Series A notes that are tendering by book-entry transfer to the Exchange Agent’s account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the “Exchange Offer”) must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent’s account at DTC. DTC will then send an Agent’s Message to the

Exchange Agent for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

If a Holder desires to tender Series A notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Series A notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Series A notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Series A notes—Guaranteed Delivery” in the Prospectus. See Instruction 2.

The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

TENDER OF SERIES A NOTES

☐	CHECK HERE IF TENDERED SERIES A NOTES ARE ENCLOSED HEREWITH.

☐	CHECK HERE IF TENDERED SERIES A NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

☐	CHECK HERE IF TENDERED SERIES A NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):

Window Ticker Number (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Eligible Institution that Guaranteed Delivery:

List below the Series A notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Series A notes tendered hereby. The Series A notes and the principal amount of Series A notes that the undersigned wishes to tender would be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

DESCRIPTION OF SERIES A NOTES

Name(s) And Address(es) of Registered Holder(s) (Please Fill In If Blank) See Instruction 3.	Certificate Number(s)*	Aggregate Principal Amount Represented**	Principal Amount Tendered**	Total Principal Amount of Series A notes

*       Need not be completed by Holders tendering by book-entry transfer.

**     Unless otherwise specified, the entire aggregate principal amount represented by the Series A notes described above will be deemed to be tendered. See Instruction 4.

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

The undersigned hereby tenders to Plains Exploration & Production Company (the “Issuer”), upon the terms and subject to the conditions set forth in their Prospectus dated     •            , 2004 (the “Prospectus”), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the “Exchange Offer”), the principal amount of Series A notes indicated in the foregoing table entitled “Description of Series A notes” under the column heading “Principal Amount Tendered.” The undersigned represents that it is duly authorized to tender all of the Series A notes tendered hereby which it holds for the account of beneficial owners of such Series A notes (“Beneficial Owner(s)”) and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

Subject to, and effective upon, the acceptance for purchase of the principal amount of Series A notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Issuer, all right, title and interest in and to all of the Series A notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Issuer) with respect to such Series A notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Series A notes and all evidences of transfer and authenticity to, or transfer ownership of, such Series A notes on the account books maintained by DTC to, or upon the order of, the Issuer, (ii) present such Series A notes for transfer of ownership on the books of the Issuer, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Series A notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

(i) the Series B notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s),

(ii) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Series B notes,

(iii) except as indicated below, neither the undersigned nor any Beneficial Owner is an “affiliate,” as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), of the Issuer, and

(iv) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Series B notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Series B notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the “SEC”) and cannot rely on the interpretation of the Staff of the SEC set forth in the no-action letters that are noted in the section of the Prospectus entitled “The Exchange Offer—Registration Rights” and (y) any broker-dealer that pursuant to the Exchange Offer receives Series B notes for its own account in exchange for Series A notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B notes.

If the undersigned is a broker-dealer that will receive Series B notes for its own account in exchange for Series A notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Series B notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The undersigned understands that tenders of Series A notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Series A notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Series A notes tendered by book-entry transfer, such Series A notes will be credited to the account maintained at DTC from which such Series A notes were delivered). If the Issuer make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Issuer will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

The undersigned understands that the tender of Series A notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Exchange Offer. The Issuer’s acceptance for exchange of Series A notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Issuer in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Series A notes (or defectively tendered Series A notes with respect to which the Issuer have, or have caused to be, waived such defect) will be deemed to have been accepted by the Issuer if, as and when the Issuer gives oral or written notice thereof to the Exchange Agent.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Series A notes tendered hereby, and that when such tendered Series A notes are accepted for purchase by the Issuer, the Issuer will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Issuer to be necessary or desirable to complete the sale, assignment and transfer of the Series A notes tendered hereby.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

The undersigned understands that the delivery and surrender of any Series A notes is not effective, and the risk of loss of the Series A notes does not pass to the Exchange Agent or the Issuer, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Issuer. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Series A notes will be determined by the Issuer, in its discretion, which determination shall be final and binding.

Unless otherwise indicated herein under “Special Issuance Instructions,” the undersigned hereby requests that any Series A notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Series A notes tendered by book-entry transfer, by credit to the account of DTC), and Series B notes issued in exchange for Series A notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” the undersigned hereby requests that any Series A notes representing principal amounts not tendered or not accepted for exchange and Series B notes issued in exchange for Series A notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned’s signature(s). In the event that the “Special Issuance Instructions” box or the “Special Delivery Instructions” box is, or both are, completed, the undersigned hereby requests that any Series A notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Series A notes be delivered to, and Series B notes issued in exchange for Series A notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Issuer has no obligation pursuant to the “Special Issuance Instructions” box or “Special Delivery Instructions” box to transfer any Series A notes from the name of the registered Holder(s) thereof if the Issuer does not accept for exchange any of the principal amount of such Series A notes so tendered.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD SERIES A NOTES IS AN AFFILIATE OF THE ISSUER.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD SERIES A NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE ISSUER OR AN AFFILIATE OF THE ISSUER.

☐	CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD SERIES A NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE ISSUER WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:

Address:

SPECIAL ISSUANCE INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Series A notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Series B notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Series A notes” within this Letter of Transmittal.

Issue: ☐ Series A notes	☐ Series B notes

(check as applicable)

Name

(Please Print)

Address

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 Herein)

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Series A notes in a principal amount not tendered or not accepted for exchange or Series B notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled “Description of Series A notes” within this Letter of Transmittal.

Issue: ☐ Series A notes	☐ Series B notes

(check as applicable)

Name

(Please Print)

Address

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 Herein)

PLEASE SIGN HERE

(To be completed by all tendering Holders of Series A notes

regardless of whether Series A notes are being physically delivered herewith)

This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Series A notes or, if tendered by a participant in DTC exactly as such participant’s name appears on a security position listing as owner of Series A notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

Signature(s) of Registered Holder(s) or Authorized Signatory

(See guarantee requirement below)

Dated:

Name(s):

(Please Print)

Capacity (Full Title):

Address:

(Including Zip Code)

Area Code and Telephone No.:

Tax Identification or Social Security Number:

COMPLETE ACCOMPANYING SUBSTITUTE FORM W-9

SIGNATURE GUARANTEE

(If Required—See Instructions 1 and 5)

(Authorized Signature)

(Name of Firm)

[place seal here]

INSTRUCTIONS

Forming Part of The Terms and Conditions of The Exchange Offer

1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the Series A notes tendered hereby are tendered (i) by a registered Holder of Series A notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Series A notes) that has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Series A notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Series A notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Series B notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Series A notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

2. Delivery of Letter of Transmittal and Series A notes. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Series A notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Series A notes is to be made by book-entry transfer to the Exchange Agent’s account at DTC pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Series A Notes—Book-Entry Delivery Procedures” in the Prospectus; or (iii) tender of Series A notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Series A Notes—Guaranteed Delivery” in the Prospectus. All physically delivered Series A notes, or a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all Series A notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If a Holder desires to tender Series A notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Series A notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Series A notes pursuant to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Series A notes—Guaranteed Delivery” in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Issuer, or an Agent’s Message with respect to guaranteed delivery that is accepted by the Issuer, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Series A notes, in proper form for transfer (or confirmation of a book-entry transfer or all Series A notes delivered electronically into the Exchange Agent’s account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent’s Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

The method of delivery of this Letter of Transmittal, the Series A notes and all other required documents, including delivery through DTC and any acceptance or agent’s message delivered through ATOP, is at the election and risk of the tendering Holder and, except as otherwise provided in this Instruction 2, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Series A notes for exchange.

3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Series A notes should be listed on separate signed schedule attached hereto.

4. Partial Tenders. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by a Series A note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled “Principal Amount Tendered.” The minimum permitted tender is $1,000 in principal amount of Series A notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Series A notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Series A notes that were evidenced by such Holder’s old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Series A notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Series A notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Series A notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Series A notes.

If any of the Series A notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Series A notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal or any Series A note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Issuer of such person’s authority to so act must be submitted.

When this Letter of Transmittal is signed by the registered Holder(s) of the Series A notes listed herein and transmitted hereby, no endorsements of Series A notes or separate instruments of transfer are required unless Series B notes are to be issued, or Series A notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Series A notes or instruments of transfer must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed other than by the registered Holder(s) of the Series A notes listed herein, the Series A notes must be endorsed or accompanied by appropriate instruments of transfer, in either case signed exactly as the name(s) of the registered Holder(s) appear on the Series A notes and signatures on such Series A notes or instruments of transfer are required and must be guaranteed by an Eligible Institution, unless the signature is that of an Eligible Institution.

6. Special Issuance and Delivery Instructions. If certificates for Series B notes or unexchanged or untendered Series A notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Series B notes or such Series A notes are to be sent to someone other than the signer of this

Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Series A notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Series A notes were delivered.

7. Transfer Taxes. Except as set forth in this Instruction 7, the Issuer will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Series A notes to it, or to its order, pursuant to the Exchange Offer. If Series B notes, or Series A notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Series A notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Issuer or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Series B notes will be issued.

8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Issuer, in whole or in part, at any time and from time to time in the Issuer’s discretion, in the case of any Series A notes tendered.

9. Substitute Form W-9. Each tendering owner of a note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number (“TIN”), generally the owner’s social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under “Important Tax Information,” and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 31% until a TIN is provided to the Exchange Agent.

10. Broker-dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page A-5 of this Letter of Transmittal, the Issuer has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Series B notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder’s or owner’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

IMPORTANT: This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Series A notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

IMPORTANT TAX INFORMATION

Under federal income tax law, an owner of Series A notes whose tendered Series A notes are accepted for exchange is required to provide the Exchange Agent with such owner’s current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Series B notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Series B notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

Certain owners of notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a “Form W-8”), signed under penalties of perjury, attesting to that individual’s exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding the owner is required to notify the Exchange Agent of the owner’s current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

What Number to Give The Exchange Agent

The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Series A notes. If the Series A notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,” for additional guidance on which number to report.

SUBSTITUTE FORM W-9	PART 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number(s) or Employer Identification Number
Department of The Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification No. (“TIN”)

PART 2—CERTIFICATION

UNDER PENALTIES OF PERJURY, I CERTIFY THAT:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)    I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Signature:                                                                  Date:

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.

PART 3—Awaiting TIN ☐

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

Signature                                                                                            Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTION FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer

Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY Number of—	For this type of account:	Give the EMPLOYER IDENTIFICATION Number of—
1. Individual	The individual	7. Sole proprietorship or single-owner LLC	The owner(4)
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	8. A valid trust, estate, or pension trust	The legal entity(5)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	9. Corporate or LLC electing corporation status on Form 8832	The corporation
4. Account in the name of guardian or committee for a designated ward, minor or incompetent person	The ward, minor or incompetent person(3)	10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
5.a. The usual revocable savings trust (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under State law	The grantor-trustee(1) The actual owner(1)	11. Partnership or multi-member LLC	The partnership
6. Sole proprietorship or single-owner LLC	The owner(4)	12. A broker or registered nominee	The broker or nominee
		13. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s SSN.
(4)	You must show your individual name, but you may also enter your business or “DBA” name. You may use either your SSN or EIN (if you have one).
(5)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title).

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number (TIN), apply for one immediately. To apply for a Social Security Number, get Form SS-5, Application for a Social Security Card, from your local Security Administration office or get this form on-line at www.ssa.gov/online/ss5.html. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an Individual Taxpayer Identification Number, or Form SS-4, Application for Employer Identification Number, to apply for an Employer Identification Number. You can get Forms W-7 and SS-4 from the IRS by calling 1-800-829-3676 or from the IRS Web Site at www.irs.gov.

If you are asked to complete Form W-9 but do not have a TIN, write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will then have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Writing “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•	An organization exempt from tax under section 501(a) of the Internal Revenue Code (IRC), any IRA, or a custodial account under IRC section 403(b)(7) if the account satisfies the requirements of IRC section 401(f)(2);

•	The United States or any of its agencies or instrumentalities;

•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities;

•	A foreign government or any of its political subdivisions, agencies or instrumentalities; or

•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation;

•	A foreign central bank of issue;

•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States;

•	A futures commission merchant registered with the Commodity Futures Trading Commission;

•	A real estate investment trust;

•	An entity registered at all times during the tax year under the Investment Company Act of 1940;

•	A common trust fund operated by a bank under IRC section 584(a);

•	A financial institution;

•	A middleman known in the investment community as a nominee or custodian; or

•	An trust exempt form tax under IRC section 664 or described in IRC section 4947.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under IRC section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and which have at least one nonresident partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) distributions made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if the payee has not provided a TIN or has provided an incorrect TIN.

•	Payments of tax-exempt interest (including exempt-interest dividends under IRC section 852).

•	Payments described in IRC section 6049(b)(5) to non-resident aliens.

•	Payments on tax-free covenant bonds under IRC section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER.

Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see IRC sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N, and their regulations.

Privacy Act Notices. IRC section 6109 requires most recipients of dividends, interest or other payments to give TINs to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not furnish a TIN to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish TIN. If you fail to furnish your correct TIN to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Failure to Report Certain Dividend and Interest Payments. If you fail to include any portion of an includible payment for interest, dividends or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3) Civil Penalty for False Statements With Respect to Withholding. If you make a false statement with no reasonable basis that results in backup withholding, you are subject to a $500 penalty.

(4) Criminal Penalty for Falsifying Information. If you falsify certifications or affirmations, you are subject to criminal penalties including fines and/or imprisonment.

(5) Misuse of TINs. If the requester discloses or uses TINs in violation of Federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

ANNEX B

NOTICE OF GUARANTEED DELIVERY

NOTICE OF GUARANTEED DELIVERY

Plains Exploration & Production Company

Offer to Exchange

7 1/8% Series B Senior notes due 2014 for any and all

outstanding 7 1/8% Series A Senior notes due 2014

As set forth in the Prospectus dated     •             , 2004 (as the same may be amended from time to time, the “Prospectus”), of Plains Exploration & Production Company (the “Issuer”) under the caption of “The Exchange Offer—Procedures for Tendering Series A Notes—Guaranteed Delivery,” this form or one substantially equivalent hereto must be used to accept the Issuer’s offer (the “Exchange Offer”) to exchange their 7 1/8% Series B Senior Notes due 2014 (the “Series B notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of their 7 1/8% Series A Senior Notes due 2014 (the “Series A notes”), if (i) certificates representing the Series A notes to be exchanged are not lost but are not immediately available, or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date. This form may be delivered by an eligible institution by mail or hand delivery or transmittal, via facsimile, to the Exchange Agent at its address set forth below not later than 5:00 p.m., New York City time, on     •             , 2004. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Prospectus.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A.

Delivery by Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	Overnight Delivery or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479	To Confirm by Telephone or for Information: (800) 344-5128 Facsimile Transmissions: (612) 667-4927

Delivery or transmission via facsimile of this notice of guaranteed delivery to an address other than as set forth above will not constitute a valid delivery.

Ladies and Gentlemen:

The undersigned hereby tender(s) for exchange to the Issuer, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, receipt of which is hereby acknowledged, the principal amount of the Series A notes as set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption of “The Exchange Offer—Procedures for Tendering Series A Notes—Guaranteed Delivery.”

The undersigned understands and acknowledges that the Exchange Offer will expire at 5:00 p.m., New York City time, on     •             , 2004, unless extended by the Issuer. With respect to the Exchange Offer, “Expiration Date” means such time and date, or if the Exchange Offer is extended, the latest time and date to which the Exchange Offer is so extended by the Issuer.

All authority herein conferred or agreed to be conferred by the Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns, trustees in bankruptcy and other legal representatives of the undersigned.

Name of Firm:

Address:	Name:

Title:

Area Code and Telephone No.:	Date:

DO NOT SEND SERIES A NOTES WITH THIS FORM. ACTUAL SURRENDER OF SERIES A NOTES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, THE LETTER OF TRANSMITTAL.

SIGNATURES

Signature of Owner

Signature of Owner (if more than one)

Dated: , 2004

Name(s):
(Please Print)
Address:

(Include Zip Code)

Area Code and Telephone No.:

Capacity (full title), if signing in a representative capacity:

Taxpayer Identification or Social Security No.:

Principal Amount of Series A notes Exchanged: $

Certificate Nos. of Series A notes (if available)

GUARANTEE

(NOT TO BE USED FOR SIGNATURE GUARANTEE)

The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States, or is otherwise an “eligible guaranteed institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, hereby guarantees that, within three New York Stock Exchange trading days from the date of this Notice of Guaranteed Delivery, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with certificates representing the Series A notes tendered hereby in proper form for transfer (or confirmation of the book-entry transfer of such Series A notes into the account of Wells Fargo Bank, N.A. (the “Trust Company”) at a book-entry transfer facility, pursuant to the Trust Company’s account at a book-entry transfer facility, pursuant to the procedure for book-entry transfer set forth in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering Series A Notes—Book-Entry Delivery Procedures”), and any other required documents will be deposited by the undersigned with the Trust Company.

Name of Firm:

Address:	Name:

Title:

Area Code and Telephone No.:	Date:

DO NOT SEND SERIES A NOTES WITH THIS FORM. ACTUAL SURRENDER OF SERIES A NOTES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, THE LETTER OF TRANSMITTAL.

PXP

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The discussion below summarizes the material indemnification provisions of our certificate of incorporation and bylaws and Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation provides that we must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) because he, his testator or intestate, is or was one of its directors or officers or because such director or officer, at its request, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of its certificate of incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

Additionally, our bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the DGCL. Our bylaws generally follow the language of Section 145 of the DGCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the bylaws, notwithstanding any contrary determination denying indemnification made by our board, by independent legal counsel, or by our stockholders, and notwithstanding the absence of any determination with respect to indemnification. Our bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under our bylaws, a person is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on our records or books of account or those of another enterprise, or on information supplied to him by our officers or the officers of another enterprise in the course of their duties, or on the advice of our legal counsel or the legal counsel of another enterprise or on information or records given or reports made to us or to another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by us or another enterprise.

Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in our right, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to us unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. We also have the power to purchase and maintain insurance for such persons.

The merger agreement provides that, for six years after the effective time of the merger, we will indemnify the present and former officers and directors of 3TEC and its subsidiaries from liabilities actually and reasonably incurred by them arising out of actions or omissions in their capacity as such prior to the effective time of the merger, to the full extent permitted under Delaware law or our certificate of incorporation, bylaws. In addition, we will maintain 3TEC’s directors’ and officers’ insurance coverage for six years after the effective time but only to the extent related to actions or omissions prior to the effective time.

Although the above discussion summarizes the material provisions of our certificate of incorporation and bylaws and Section 145 of the DGCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 21. Exhibits

(a) Exhibits

Exhibit Number		Description
1.1	*	Purchase Agreement dated June 18, 2004 among Plains Exploration & Production Company, the subsidiary guarantors a signatory thereto, Lehman Brothers Inc., J.P. Morgan Securities Inc., Bank of America Securities LLC, BNP Paribas Securities Corp., and Harris Nesbitt Corp.

3.1		Certificate of Incorporation of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on October 3, 2002).

3.2		Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 4.1(a) to the Company’s Form S-8 filed on May 19, 2004).

3.3		Bylaws of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on October 3, 2002).

4.1	*	Indenture dated June 30, 2004 among Plains Exploration & Production Company, the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A. as Trustee.

4.2	*	Form of 7 1/8% Senior Note due 2014 (included in the Company’s Indenture as Exhibits A and B, filed as Exhibit 4.1 hereto).

4.3		Amended and Restated Indenture dated as of June 18, 2004 among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantors defined therein and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q filed on August 6, 2004).

4.4		Second Supplemental Indenture dated as of June 30, 2004 among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantors defined therein and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q filed on August 6, 2004).

4.5		Form of 8 3/4% Senior Subordinated Note (incorporated by reference to Exhibit 4.3 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

4.6	*	Registration Rights Agreement dated June 30, 2004 by and among Plains Exploration & Production Company, the subsidiary guarantors listed on Schedule I thereto, and Lehman Brothers Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., and Harris Nesbitt Corp.

4.7		Plains Exploration & Production Company 2004 Stock Incentive Plan (incorporated by reference to Annex B to Plains Exploration & Production Company Amendment No. 1 to Form S-4 filed on April 12, 2004).

5.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of securities being offered.

10.1		Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

10.2		Amendment No. 1 to Master Separation Agreement, dated as of November 20, 2002, between Plains Resources Inc. and Plains Exploration & Production Company (incorporated by reference to Exhibit 10.24 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.3		Second Amended and Restated Tax Allocation Agreement dated November 20, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

Exhibit Number		Description
10.4		Technical Services Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Amendment No.1 to Form S-1 filed on August 28, 2002).

10.5		Intellectual Property Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

10.6		Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

10.7		Amendment No. 1 to Employee Matters Agreement, dated as of September 18, 2002, between Plains Resources Inc. and Plains Exploration & Production Company (incorporated by reference to Exhibit 10.22 to the Company’s Amendment No. 2 to Form S-1 filed on October 4, 2002).

10.8		Amendment No. 2 to Employee Matters Agreement, dated as of November 20, 2002, between Plains Resources Inc. and Plains Exploration & Production Company (incorporated by reference to Exhibit 10.25 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.9		Amendment No. 3 to Employee Matters Agreement, dated as of December 2, 2002, between Plains Resources Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-4 filed on February 12, 2003).

10.10		Credit Agreement dated as of April 4, 2003 among Plains Exploration & Production Company, as Borrower, JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office Chicago) and Bank of Montreal, as Syndication Agents, BNP Paribas and the Bank of Nova Scotia, as Documentation Agents, and the Lenders party thereto (incorporated by reference to Exhibit 10.13 to the Company’s Amendment No. 2 to Form S-4 filed on May 1, 2003).

10.11		First Amendment to Credit Agreement, dated as of August 8, 2003 (and effective as of April 3, 2003) among Plains Exploration & Production Company, the Guarantors defined therein, the Lenders party thereto and J.P. Morgan Chase Bank as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed on August 6, 2004).

10.12		Second Amendment to Credit Agreement, dated as of May 14, 2003 (and effective as of April 3, 2003) among Plains Exploration & Production Company, the Guarantors defined therein, the Lenders party thereto and J.P. Morgan Chase Bank as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q filed on August 6, 2004).

10.13	*	Third Amendment to Credit Agreement, dated as of May 28, 2004 among Plains Exploration & Production Company, the Guarantors defined therein, the Lenders party thereto and J.P. Morgan Chase Bank as Administrative Agent.

10.14		Plains Exploration & Production Company Form of Employment Agreement, Chief Executive Officer (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, filed on August 6, 2004).

10.15		Plains Exploration & Production Company Form of Employment Agreement, Executive Officer. (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q, filed on August 6, 2004).

10.16		Plains Exploration & Production Company 2004 Stock Incentive Plan, Form of Restricted Stock Unit Agreement. (incorporated by reference to Exhibit 10.5 to the Company’s Form 10-Q, filed on August 6, 2004).

10.17		Nuevo Energy Company 1990 Stock Option Plan (incorporated by reference to Exhibit 10.8 to Nuevo Energy Company Form S-1 dated July 13, 1992).

Exhibit Number	Description
10.18	Nuevo Energy Company 1993 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to Nuevo Energy Company Form S-8 (No. 333-210630) filed on February 4, 1997).

10.19	Nuevo Energy Company 1999 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Nuevo Energy Company Form S-8 (No. 333-87899) filed on September 28, 1999).

10.20	Amendment to Nuevo Energy Company 1999 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Nuevo Energy Company Form S-8 filed on October 21, 2001).

10.21	Nuevo Energy Company 2001 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Nuevo Energy Company Form S-8 filed on October 21, 2001).

10.20	Form of Plains Restricted Stock Agreement (incorporated by reference to Exhibit 10.19 to the Company’s 2002 Form 10-K).

10.21	Form of Plains Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.18 to the Company’s 2002 Form 10-K).

10.23	Plains Exploration & Production Company 2002 Transition Stock Incentive Plan (incorporated by reference to Exhibit 10.33 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.24	Plains Exploration & Production Company 2002 Rollover Stock Plan (incorporated by reference to Exhibit 10.34 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.25	Plains Exploration & Production Company 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company’s Amendment No. 1 to Form 10 filed on December 3, 2002).

10.26	First Amendment to the Plains Exploration & Production Company 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.32 to the Company’s Amendment No. 1 to Form S-4 filed on March 27, 2003).

10.27	Plains Exploration & Production Company 2004 Stock Incentive Plan, as amended, (incorporated by reference to Annex B to Plains’ Amendment No. 2 to Form S-4 filed on April 12, 2004).

12.1*	Calculation of Earnings to Fixed Charges.

21.1*	List of Subsidiaries of Plains Exploration & Production Company.

23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of PriceWaterhouseCoopers LLP.

23.3*	Consent of KPMG LLP, Independent Auditors for 3TEC Energy Corporation.

23.4*	Consent of KPMG LLP, Independent Auditors for Nuevo Energy Company.

23.5*	Consent of Netherland, Sewell & Associates, Inc.

23.6*	Consent of Ryder Scott Company.

24.1*	Power of attorney (contained in the signature page to this registration statement).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.

*	Filed herewith.

(b) Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c) Reports, Opinions, and Appraisals

None.

Item. 22 Undertakings

(a) Regulation S-K, Item 512 Undertakings

(1) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) Registration on Form S-4 of Securities Offered for Resale

(i) The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii) The registrant undertakes that every prospectus: (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(s)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 18, 2004.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ JAMES C. FLORES
James C. Flores Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Flores and John F. Wombwell, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed below by the following persons in the capacities indicated below on August 18 2004.

Signature	Title
/s/ JAMES C. FLORES James C. Flores	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ STEPHEN A. THORINGTON Stephen A. Thorington	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CYNTHIA A. FEEBACK Cynthia A. Feeback	Senior Vice President—Accounting and Controller (Principal Accounting Officer)

/s/ JERRY L. DEES Jerry L. Dees	Director

/s/ TOM H. DELIMITROS Tom H. Delimitros	Director

/s/ JOHN H. LOLLAR John H. Lollar	Director

/s/ ALAN R. BUCKWALTER, III Alan R. Buckwalter, III	Director

/s/ ROBERT L. GERRY III Robert L. Gerry III	Director

/s/ ISAAC ARNOLD, JR. Isaac Arnold, Jr.	Director

Pursuant to the requirements of the Securities Act of 1933, each of Arguello Inc., Nuevo Energy Company, Nuevo Ghana Inc., Nuevo International Inc., Nuevo Offshore Company, Nuevo Permian Inc., Nuevo Permian Limited Partnership, Nuevo Resources Inc., Nuevo Texas Inc., Pacific Interstate Offshore Company, Plains E&P Company, Plains Resources International Inc., PMCT Inc., and PXP Gulf Coast Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 18, 2004.

ARGUELLO INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

NUEVO GHANA INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

NUEVO INTERNATIONAL INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

NUEVO OFFSHORE COMPANY

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

NUEVO PERMIAN INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

NUEVO PERMIAN LIMITED PARTNERSHIP

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

NUEVO RESOURCES INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

NUEVO TEXAS INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

PACIFIC INTERSTATE OFFSHORE COMPANY

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

PLAINS E&P COMPANY

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

PLAINS RESOURCES INTERNATIONAL INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

PMCT INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Vice President & Treasurer

PXP GULF COAST INC.

By:	/s/ STEPHEN A. THORINGTON
Stephen A. Thorington Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Flores, Stephen A. Thorington and John F. Wombwell and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 18, 2003.

Signature	Title
/s/ JAMES C. FLORES James C. Flores	Chairman and Chief Executive Officer of PXP Gulf Coast Inc. (Principal Executive Officer)

President and Director of Arguello Inc., Nuevo Ghana Inc., Nuevo International Inc., Nuevo Offshore Company, Nuevo Permian Inc., Nuevo Permian Limited Partnership, Nuevo Resources Inc., Nuevo Texas Inc., Pacific Interstate Offshore Company, Plains E&P Company, Plains Illinois Inc., Plains Resources International Inc. and PMCT Inc.

President and Chief Operating Officer of PXP Gulf Coast Inc.

/s/ STEPHEN A. THORINGTON Stephen A. Thorington	Vice President and Treasurer of Plains E&P Company, Arguello Inc., Nuevo Ghana Inc., Nuevo International Inc., Nuevo Offshore Company, Nuevo Permian Inc., Nuevo Permian Limited Partnership, Nuevo Resources Inc., Nuevo Texas Inc., Pacific Interstate Offshore Company, Plains E&P Company, Plains Resources International Inc., PMCT Inc., and PXP Gulf Coast Inc. (Principal Financial Officer).

Executive Vice President and Chief Financial Officer of PXP Gulf Coast Inc. and Director of PXP Gulf Coast Inc. (Principal Financial Officer)

Signature	Title
/s/ JOHN F. WOMBWELL John F. Wombwell	Vice President, Secretary and Director of Arguello Inc., Nuevo Ghana Inc., Nuevo International Inc., Nuevo Offshore Company, Nuevo Permian Inc., Nuevo Permian Limited Partnership, Nuevo Resources Inc., Nuevo Texas Inc., Pacific Interstate Offshore Company, Plains E&P Company, Plains Resources International Inc., PMCT Inc., and PXP Gulf Coast Inc.

Director of PXP Gulf Coast Inc.

/s/ THOMAS M. GLADNEY Thomas M. Gladney	Director of PXP Gulf Coast Inc.

/s/ CYNTHIA A. FEEBACK Cynthia A. Feeback	Vice President and Assistant Secretary of Plains E&P Company, Arguello Inc., Plains Resources International Inc. and PMCT Inc. (Principal Accounting Officer)

Senior Vice President—Accounting and Treasurer of PXP Gulf Coast Inc. (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Purchase Agreement dated June 18, 2004 among Plains Exploration & Production Company, the subsidiary guarantors a signatory thereto, Lehman Brothers Inc., J.P. Morgan Securities Inc., Bank of America Securities LLC, BNP Paribas Securities Corp., and Harris Nesbitt Corp.

3.1		Certificate of Incorporation of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on October 3, 2002).

3.2		Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 4.1(a) to the Company’s Form S-8 filed on May 19, 2004).

3.3		Bylaws of Plains Exploration & Production Company (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on October 3, 2002).

4.1	*	Indenture dated June 30, 2004 among Plains Exploration & Production Company, the Subsidiary Guarantors named therein and Wells Fargo Bank, N.A. as Trustee.

4.2	*	Form of 7 1/8% Senior Note due 2014 (included in the Company’s Indenture as Exhibits A and B, filed as Exhibit 4.1 hereto).

4.3		Amended and Restated Indenture dated as of June 18, 2004 among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantors defined therein and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-Q filed on August 6, 2004).

4.4		Second Supplemental Indenture dated as of June 30, 2004 among Plains Exploration & Production Company, Plains E&P Company, the Subsidiary Guarantors defined therein and J.P. Morgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Form 10-Q filed on August 6, 2004).

4.5		Form of 8 3/4% Senior Subordinated Note (incorporated by reference to Exhibit 4.3 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

4.6	*	Registration Rights Agreement dated June 30, 2004 by and among Plains Exploration & Production Company, the subsidiary guarantors listed on Schedule I thereto, and Lehman Brothers Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., and Harris Nesbitt Corp.

4.7		Plains Exploration & Production Company 2004 Stock Incentive Plan (incorporated by reference to Annex B to Plains Exploration & Production Company Amendment No. 1 to Form S-4 filed on April 12, 2004).

5.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of securities being offered.

10.1		Master Separation Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

10.2		Amendment No. 1 to Master Separation Agreement, dated as of November 20, 2002, between Plains Resources Inc. and Plains Exploration & Production Company (incorporated by reference to Exhibit 10.24 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.3		Second Amended and Restated Tax Allocation Agreement dated November 20, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.4		Technical Services Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Amendment No.1 to Form S-1 filed on August 28, 2002).

Exhibit Number		Description
10.5		Intellectual Property Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

10.6		Employee Matters Agreement dated July 3, 2002 between Plains Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Amendment No. 1 to Form S-1 filed on August 28, 2002).

10.7		Amendment No. 1 to Employee Matters Agreement, dated as of September 18, 2002, between Plains Resources Inc. and Plains Exploration & Production Company (incorporated by reference to Exhibit 10.22 to the Company’s Amendment No. 2 to Form S-1 filed on October 4, 2002).

10.8		Amendment No. 2 to Employee Matters Agreement, dated as of November 20, 2002, between Plains Resources Inc. and Plains Exploration & Production Company (incorporated by reference to Exhibit 10.25 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.9		Amendment No. 3 to Employee Matters Agreement, dated as of December 2, 2002, between Plains Resources Exploration & Production Company and Plains Resources Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-4 filed on February 12, 2003).

10.10		Credit Agreement dated as of April 4, 2003 among Plains Exploration & Production Company, as Borrower, JPMorgan Chase Bank, as Administrative Agent, Bank One, NA (Main Office Chicago) and Bank of Montreal, as Syndication Agents, BNP Paribas and the Bank of Nova Scotia, as Documentation Agents, and the Lenders party thereto (incorporated by reference to Exhibit 10.13 to the Company’s Amendment No. 2 to Form S-4 filed on May 1, 2003).

10.11		First Amendment to Credit Agreement, dated as of August 8, 2003 (and effective as of April 3, 2003) among Plains Exploration & Production Company, the Guarantors defined therein, the Lenders party thereto and J.P. Morgan Chase Bank as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed on August 6, 2004).

10.12		Second Amendment to Credit Agreement, dated as of May 14, 2003 (and effective as of April 3, 2003) among Plains Exploration & Production Company, the Guarantors defined therein, the Lenders party thereto and J.P. Morgan Chase Bank as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q filed on August 6, 2004).

10.13	*	Third Amendment to Credit Agreement, dated as of May 28, 2004 among Plains Exploration & Production Company, the Guarantors defined therein, the Lenders party thereto and J.P. Morgan Chase Bank as Administrative Agent.

10.14		Plains Exploration & Production Company Form of Employment Agreement, Chief Executive Officer (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, filed on August 6, 2004).

10.15		Plains Exploration & Production Company Form of Employment Agreement, Executive Officer. (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q, filed on August 6, 2004).

10.16		Plains Exploration & Production Company 2004 Stock Incentive Plan, Form of Restricted Stock Unit Agreement. (incorporated by reference to Exhibit 10.5 to the Company’s Form 10-Q, filed on August 6, 2004).

10.17		Nuevo Energy Company 1990 Stock Option Plan (incorporated by reference to Exhibit 10.8 to Nuevo Energy Company Form S-1 dated July 13, 1992).

10.18		Nuevo Energy Company 1993 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to Nuevo Energy Company Form S-8 (No. 333-210630) filed on February 4, 1997).

10.19		Nuevo Energy Company 1999 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Nuevo Energy Company Form S-8 (No. 333-87899) filed on September 28, 1999).

Exhibit Number		Description
10.20		Amendment to Nuevo Energy Company 1999 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Nuevo Energy Company Form S-8 filed on October 21, 2001).

10.21		Nuevo Energy Company 2001 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Nuevo Energy Company Form S-8 filed on October 21, 2001).

10.20		Form of Plains Restricted Stock Agreement (incorporated by reference to Exhibit 10.19 to the Company’s 2002 Form 10-K).

10.21		Form of Plains Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.18 to the Company’s 2002 Form 10-K).

10.23		Plains Exploration & Production Company 2002 Transition Stock Incentive Plan (incorporated by reference to Exhibit 10.33 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.24		Plains Exploration & Production Company 2002 Rollover Stock Plan (incorporated by reference to Exhibit 10.34 to the Company’s Amendment No. 1 to Form 10 filed on November 21, 2002).

10.25		Plains Exploration & Production Company 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.21 to the Company’s Amendment No. 1 to Form 10 filed on December 3, 2002).

10.26		First Amendment to the Plains Exploration & Production Company 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.32 to the Company’s Amendment No. 1 to Form S-4 filed on March 27, 2003).

10.27		Plains Exploration & Production Company 2004 Stock Incentive Plan, as amended, (incorporated by reference to Annex B to Plains’ Amendment No. 2 to Form S-4 filed on April 12, 2004).

12.1	*	Calculation of Earnings to Fixed Charges.

21.1	*	List of Subsidiaries of Plains Exploration & Production Company.

23.1	*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2	*	Consent of PriceWaterhouseCoopers LLP.

23.3	*	Consent of KPMG LLP, Independent Auditors for 3TEC Energy Corporation.

23.4	*	Consent of KPMG LLP, Independent Auditors for Nuevo Energy Company.

23.5	*	Consent of Netherland, Sewell & Associates, Inc.

23.6	*	Consent of Ryder Scott Company.

24.1	*	Power of attorney (contained in the signature page to this registration statement).

25.1	*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.

*	Filed herewith.